Exhibit 10.13

Sublease

Building D

Sublease

Building D

This Sublease is made as of June 20, 2003 by and between Charles Schwab & Co., Inc., a California corporation ("Sublandlord"), and E-Loan, Inc., a Delaware corporation ("Subtenant").

R E C I T A L S :

California Corporate Properties D, LLC, a Delaware limited liability company ("Master Landlord"), as Landlord, and Sublandlord, as Tenant, entered into that certain Amended and Restated Office Building Lease effective March 16, 2000, a copy of which is attached hereto as Exhibit A (as amended, the "Master Lease"), covering the premises comprising approximately 148,902 rentable square feet ("RSF") described in the Master Lease (the "Master Premises") in that certain building known as Building D of the Pleasanton Corporate Commons located at 6230 Stoneridge Mall Road in Pleasanton, California ("Building D"). Capitalized terms used in this Sublease but not defined herein shall have the meanings given them in the Master Lease.

Subtenant desires to sublet from Sublandlord a portion of the Master Premises located on the entire First, Third, Fourth and Fifth Floor(s) of Building D, described as approximately 118,134 RSF as shown on Exhibit B attached hereto (the "Sublease Premises") and Sublandlord desires to sublease the Sublease Premises to Subtenant on the terms, covenants and conditions contained in this Sublease.

Sublandlord also leases from affiliates of Master Landlord those certain Buildings known as Building B and Building C of the Pleasanton Corporate Commons located on Stoneridge Mall Road in Pleasanton, California ("Building B" and "Building C", respectively) pursuant to those certain Amended and Restated Office Building Leases for Building B effective March 16, 2000 and Building C effective March 16, 2000 (as amended, the "Building B Lease" and "Building C Lease", respectively), a copy of each of which has previously been delivered by Sublandlord to Subtenant.

A G R E E M E N T :

Now, Therefore, in consideration of the foregoing premises and the mutual covenants and promises of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

    Sublease.

    Upon and subject to the terms, covenants and conditions hereinafter set forth, Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord the Sublease Premises.

    Term; Possession.

      Commencement Date
      .       The Commencement Date of this Sublease shall be the later to occur of (a) the date on which the Master Landlord consents in writing to this Sublease as described in Section 3 below or (b) June 20, 2003. Possession of the Sublease Premises shall be delivered to Subtenant in three (3) separate phases (hereinafter defined as Phase I, Phase II and Phase III, respectively, as set forth below in Section 2.2) following receipt of the executed Master Landlord's Consent, in broom-clean and "AS-IS and WITH ALL FAULTS" condition as provided in Section 9 below (subject to all of the terms and conditions set forth in this Sublease except for Subtenant's obligation to pay Base Rent and Additional Rent) for the sole and limited purpose of allowing Subtenant to install in each of Phase I, Phase II and Phase III, respectively, its Tenant Improvements (as defined in Section 9.2 below), fixtures, furnishings, equipment, cabling and personal property pursuant to Section 14 below but subject to the restrictions set forth in Section 6.3 below. The date on which Phase I of the Sublease Premises is delivered to Subtenant is referred to herein as the "Phase I Delivery Date." The date on which Phase II of the Sublease Premises is delivered to Subtenant is referred to herein as the "Phase II Delivery Date." The date on which Phase III of the Sublease Premises is delivered to Subtenant is referred to herein as the "Phase III Delivery Date." Sublandlord and Subtenant shall enter in a Commencement Date and Phase I Delivery Date Agreement in substantially the form attached hereto as Exhibit C-1 confirming the Commencement Date and the Phase I Delivery Date promptly following the Commencement Date. Likewise, Sublandlord and Subtenant shall enter into a Phase II Delivery Date Agreement and Phase III Delivery Date Agreement in the forms attached hereto as Exhibit C-2 and Exhibit C-3, respectively, confirming the Phase II Delivery Date and the Phase III Delivery Date, respectively, promptly following the Phase II Delivery Date and the Phase III Delivery Date, respectively.

      Phases Defined
      . As used in this Sublease, Phase I, Phase II and Phase III shall have the following meanings:

        Phase I
        . Phase I shall mean approximately 25,830 rentable square feet ("RSF") on the First Floor of Building D and approximately 18,938 RSF on the Third Floor of Building D, as set forth on the floor plan attached hereto as Exhibit D-1 (for a total RSF for Phase I of approximately 44,768 RSF).

        Phase II
        . Phase II shall mean approximately 15,384 RSF on the Fourth Floor of Building D as set forth on the floor plan attached hereto as Exhibit D-2.

        Phase III
        . Phase III shall mean approximately 15,384 RSF on the Fourth Floor of Building D, approximately 11,830 RSF on the Third Floor of Building D and the entire Fifth Floor of Building D comprised of approximately 30,768 RSF as set forth on the floor plan attached hereto as Exhibit D-3 (for a total RSF for Phase III of approximately 57,982 RSF).

      Sublandlord's Remeasurement of Each Phase
      . Intentionally Deleted.

      Phase Delivery Dates and Phased Rent Commencement Date
      . The Sublease Premises shall be delivered to Subtenant, and Subtenant shall commence paying rent for the Sublease Premises, in three (3) Phases as follows:

        Phase I
        . Provided that Subtenant has paid the first month's Base Rent applicable to Phase I to Sublandlord and Master Landlord has delivered its Master Landlord Consent as provided in Section 3 below, Sublandlord shall deliver Phase I to Subtenant on June 20, 2003 ("Phase I Delivery Date") to permit Subtenant to construct and install its Tenant Improvements, fixtures, furnishings, cabling and personal property therein pursuant to the Work Letter for Subtenant Improvements attached hereto as Exhibit E ("Work Letter") but subject to the restrictions set forth in Section 6.3 below. Subtenant shall commence paying Base Rent for Phase I on the earlier to occur of (i) the date on which Subtenant commences the conduct of its business in all or any portion of Phase I or (ii) October 10, 2003; provided, however, that so long as Subtenant is diligently pursuing the completion of its Tenant Improvements in Phase I, this October 10, 2003 date may be extended for up to thirty (30) days to November 9, 2003, and provided further, that this October 10, 2003 date may be further extended for up to an additional twenty (20) days to November 29, 2003 if and solely to the extent that Subtenant is delayed in completing its Tenant Improvements in Phase I by reason of Force Majeure Delays (with such earlier date in (i) or (ii) above being the "Phase I Rent Commencement Date"). In no event shall the Phase I Rent Commencement Date be extended beyond November 29, 2003 for any reason whatsoever.

        Phase II
        . Provided Subtenant has paid the first month's Base Rent applicable to Phase II to Sublandlord, Sublandlord shall deliver Phase II to Subtenant on October 1, 2003 ("Phase II Delivery Date") or earlier pursuant to Subtenant's written request in accordance with Section 2.4.2.1 below to permit Subtenant to construct and install its Tenant Improvements, fixtures, furnishings, cabling and personal property therein pursuant to the Work Letter. Subtenant shall commence paying Base Rent for Phase II on the earlier to occur of (i) the date on which Subtenant commences the conduct of its business in all or any portion of Phase II or (ii) March 24, 2004 (with such earlier date being the "Phase II Rent Commencement Date").

        2.4.2.1 Subtenant, in its discretion, shall have the right to request in writing that Phase II be delivered by Sublandlord to Subtenant in the condition specified in Section 9 of this Sublease prior to the October 1, 2003 Phase II Delivery Date specified in Section 2.4.2 above to permit Subtenant to construct and install its Tenant Improvements, fixtures, furnishings, cabling and personal property therein pursuant to the Work Letter, in which event the Phase II Delivery Date shall be such earlier actual delivery date as to Phase II and Subtenant shall pay the first month's Base Rent applicable to Phase II to Sublandlord on or before such earlier actual Phase II Delivery Date. In such event, Subtenant shall reimburse to Sublandlord the cost of providing utilities and services and other variable costs to Phase II as reasonably determined by Sublandlord in connection with the build-out and completion of the Tenant Improvements in Phase II prior to the Phase II Rent Commencement Date (e.g. the cost of providing heating, ventilating and air conditioning ("HVAC") and similar services to Phase II). Additionally, as provided in Section 2.4.2 above, the Phase II Rent Commencement Date shall be the earlier of (i) March 24, 2004 or (ii) the date on which Subtenant commences the conduct of its business in all or any part of Phase II (with "conduct of its business" being defined broadly to include the conduct of Tenant's business in, occasional or ancillary use of, or storage of equipment or supplies in all or any portion of Phase II). Until the Phase II Rent Commencement Date occurs, upon the reasonable request of Sublandlord from time to time, an officer of Subtenant shall certify to Sublandlord in writing that no portion of Phase II is being used or occupied by Subtenant and Sublandlord and its agents shall have the right to inspect Phase II with respect to Subtenant's occupancy.

        Phase III
        . Provided Subtenant has paid the first month's Base Rent applicable to Phase III to Sublandlord, Sublandlord shall deliver Phase III to Subtenant on October 1, 2003 (the "Phase III Delivery Date") or earlier pursuant to Subtenant's written request in accordance with Section 2.4.3.1 below to permit Subtenant to construct and install its Tenant Improvements, fixtures, furnishings, cabling and personal property therein pursuant to the Work Letter. Subject to the provisions of Section 2.4.3.1 below, Subtenant shall commence paying Base Rent for Phase III on November 30, 2004 (the "Phase III Rent Commencement Date"). If Subtenant commences the conduct of its business in all or any portion of Phase III prior to the November 30, 2004 Phase III Rent Commencement Date or otherwise requires that utilities or other services be provided to Phase III in connection with its use and/or occupancy of Phase III prior to the Phase III Rent Commencement Date, Subtenant shall reimburse to Sublandlord the cost of providing all such utilities and services and any other variable costs which are actually incurred by reason of Subtenant's occupancy on a monthly basis within thirty (30) days of Subtenant's receipt of invoices therefor.

        2.4.3.1 Subtenant, in its discretion, shall have the right to request in writing that Phase III be delivered by Sublandlord to Subtenant in the condition specified in Section 9 of this Sublease prior to the Phase III Delivery Date specified in Section 2.4.3 above to permit Subtenant to construct and install its Tenant Improvements, fixtures, furnishings, cabling and personal property pursuant to the Work Letter, in which event the Phase III Delivery Date shall be such earlier actual delivery date as to Phase III and Subtenant shall pay the first month's Base Rent applicable to Phase III to Sublandlord on or before such earlier actual Phase III Delivery Date. In such event, Subtenant shall reimburse to Sublandlord the cost of providing utilities and services and other variable costs to Phase III as reasonably determined by Sublandlord in connection with the build-out and completion of the Tenant Improvements in Phase III prior to the Phase III Rent Commencement (e.g. the cost of providing HVAC and similar services to Phase III). If Subtenant commences the conduct of its business in all or any part of Phase III (with "conduct of its business" again being defined broadly to include the conduct of Tenant's business in, occasional or ancillary use of, or storage of equipment or supplies in all or any portion of Phase III) prior to October 1, 2003, then Subtenant shall pay the Base Rent otherwise applicable to Phase III from the date such conduct of business commences in Phase III through September 30, 2003 (after which date the provisions of Section 2.4.3 above shall control). Until October 1, 2003, upon the reasonable request of Sublandlord from time to time, an officer of Subtenant shall certify to Sublandlord in writing that no portion of Phase III is being used or occupied by Subtenant and Sublandlord and its agents shall have the right to inspect Phase III with respect to Subtenant's occupancy.

      Term
      . The term of the Sublease (the "Term") shall commence on the Commencement Date and shall terminate at 11:59 p.m. on June 30, 2010 (the "Expiration Date"), unless sooner terminated pursuant to any provision hereof or of the Master Lease or unless extended pursuant to the provisions of Section 2.9 below.

      Early Access
      . Subject to the terms and provisions of the Work Letter and the terms and provisions of this Sublease, Subtenant shall be permitted to enter Phase I from and after the Phase I Delivery Date until the Phase I Rent Commencement Date (but subject to the restrictions set forth in Section 6.3 below), to enter Phase II from and after the Phase II Delivery Date until the Phase II Rent Commencement Date, and to enter Phase III from and after the Phase III Delivery Date until the Phase III Rent Commencement Date, respectively, for the sole and limited purpose of constructing and installing its Tenant Improvements, fixtures, furnishings, equipment, cabling and personal property within Phase I, Phase II and Phase III, respectively, of the Sublease Premises; provided, however, that, as to Phase III only, such early access shall allow the commencement of business as provided in, and subject to the terms and conditions of, Section 2.4.3 above. Such limited entry and use of the Sublease Premises shall not obligate Subtenant to commence paying Base Rent for each applicable Phase unless Subtenant commences its business operations in all or any portion of such Phase prior to the Rent Commencement Date for each respective Phase. This right of entry onto the Sublease Premises is subject to revocation by Sublandlord in the event that Subtenant or its employees, contractors, subcontractors or agents cause unreasonable interference with any of Sublandlord's work in Building D or any labor dispute or damage during such period which results either directly or indirectly from the installation or delivery of the foregoing, or Subtenant otherwise breaches any term, covenant or condition of this Sublease. Prior to Subtenant's entry onto the Sublease Premises in accordance with this Section 2.6, Subtenant shall satisfy all of the insurance requirements set forth in Section 17 of this Sublease. Under no circumstances shall Sublandlord be liable or responsible for, and Subtenant agrees to assume all risk of loss or damage to such installation of its tenant improvements, furniture, fixtures, furnishings, equipment, cabling and personal property and to indemnify, defend and hold Sublandlord harmless from any liability, loss or damage arising from any damage to the property of Sublandlord, or its contractors, employees or agents, and any death or personal injury to any person or persons to the extent caused by, attributable to or arising out of, whether directly or indirectly, Subtenant's entry onto the Subleased Premises or the delivery, placement, installation, or presence of its tenant improvements, furniture, fixtures, furnishings, equipment, cabling and personal property, except to the extent that such loss or damage is caused by Sublandlord's willful misconduct or gross negligence or the willful misconduct or gross negligence of Sublandlord's contractors, agents or employees.

      Guaranteed Expansion Option
      . Sublandlord hereby grants to Subtenant the option to expand the Sublease Premises to include, in addition to the Sublease Premises, the portion of the Master Premises located on the entire Second Floor of Building D and containing approximately 30,768 RSF rentable square feet as shown on Exhibit F attached hereto ("Expansion Premises"), provided that Subtenant may not exercise the foregoing option if Subtenant has defaulted under this Sublease (and any applicable cure periods have expired without cure) and such uncured default is continuing either at the time of giving its notice of its irrevocable election to exercise its expansion option or on the commencement date of the Expansion Term (defined below) and Subtenant shall not exercise the foregoing option for less than the entire Second Floor of Building D. Subtenant shall have the right to exercise such option by giving its irrevocable written notice of exercise of the option ("Option Exercise Notice") to Sublandlord no later than October 1, 2004. Subtenant shall sublease the Expansion Premises on all of the terms and conditions contained in this Sublease including, without limitation, the same per RSF Base Rent and Tenant Improvement Allowance (defined in Section 9.2 below) and Base Year as for the balance of the Sublease Premises, except that (i) the term of the sublease for the Expansion Premises shall commence within seven (7) days following Sublandlord's receipt of the Option Exercise Notice on a date specified in writing by Sublandlord (the "Expansion Commencement Date") and shall terminate on the June 30, 2010 Expiration Date ("Expansion Term"); (ii) Subtenant shall not have access to the Expansion Premises prior to the Expansion Commencement Date; (iii) Subtenant's obligation to commence paying Base Rent for the Expansion Premises shall commence on the earlier of (a) the date on which Subtenant commences the conduct of its business in all or any portion of the Expansion Premises or (b) six (6) months following the Expansion Commencement Date (with such earlier date being the "Expansion Premises Rent Commencement Date"); and (iv) Subtenant's Proportionate Share for increases in Basic Operating Expenses of Building D shall be adjusted upward to one hundred percent (100%) as provided in Section 5 below. The Expansion Premises shall be delivered by Sublandlord to Subtenant broom clean and in "AS IS and WITH ALL FAULTS" condition as provided in Section 9 below. The foregoing right to sublease the Expansion Premises is personal to Subtenant and may not be assigned, sold, leased, subleased or otherwise transferred, voluntarily or involuntarily, by or to any other person or entity, other than to an Affiliate (as defined in Section 12.2 below).

      Right of First Offer
      . Provided that Subtenant is not then in default under this Sublease (following the expiration of all applicable cure periods without cure) and provided further that the Master Landlord of Building C or the Master Landlord of Building B, as applicable, has consented in writing to Subtenant leasing space in Building C or Building B pursuant to the terms and provisions set forth in this Section 2.8 and the applicable sublease:

          if Subtenant has previously declined (i.e., on or before October 1, 2004) to exercise its Expansion Option set forth in Section 2.7 to sublease the Expansion Premises and Sublandlord desires to sublease part or all of the Second Floor of Building D to a third party subtenant; or

          if and only if Subtenant is then subleasing all of Building D (or has irrevocably exercised its option to lease the entire Expansion Premises prior to the earlier to occur of (a) Sublandlord delivering its first written subleasing proposal to a prospective third party subtenant with respect to Offered Space (defined below) or (b) Sublandlord receiving the first written proposal from a prospective third party subtenant offering to sublease Offered Space from Sublandlord) and only in such events, if Sublandlord desires to sublease part of Building C (as defined in Recital C above) to a third party subtenant, then in either such event, before offering to sublease part or all of the Second Floor of Building D or part of Building C to a third party subtenant on terms acceptable to Sublandlord in Sublandlord's sole discretion, Sublandlord shall first deliver to Subtenant Sublandlord's written notice ("Offer Notice") of the space which Sublandlord is proposing to sublease (the "Offered Space"), which Offer Notice shall specify the RSF and location of the Offered Space, the term of the sublease for the Offered Space and any extension and/or expansion options or puts, the commencement date and rent commencement date, base rent, additional rent and base year (if any) for the Offered Space, the tenant improvement allowance (if any) or other concessions (if any) for the Offered Space, those terms and conditions of the Master Lease (and/or the Building C Lease) which shall be specifically excluded (in the same manner as set forth in Section 7.1 of this Sublease) from applying to the Offered Space and such other terms, provisions and conditions as Sublandlord elects to include in the Offer Notice; provided, however, that if and only if the rent commencement date for such offered space will occur on or before March 1, 2005, then the Offer Notice shall only specify the RSF and location of the Offered Space, the commencement date and any extension and/or expansion options or puts, and shall otherwise contain the terms and provisions set forth in the third to the last sentence of this Section 2.8. Notwithstanding anything contained in this Section 2.8 to the contrary, Sublandlord shall have no obligation to offer any space in Building C to Subtenant as Offered Space or otherwise if any one of the following applies: (i) Subtenant is not then subleasing all of Building D; (ii) Subtenant is then subleasing (or has exercised its irrevocable option under this Section 2.8 to sublease) at least two (2) full floors (or the equivalent thereof on a RSF basis) in Building C (or at least two (2) floors in Building B (or the equivalent thereof on a RSF basis) if Sublandlord in its sole discretion has exercised its right set forth below in this Section 2.8 to substitute space in Building B as Offered Space in lieu of space in Building C); or (iii) if such space becomes available by reason of any extension or expansion option in favor of any third party subtenant then subleasing space in Building C (or Building B, if applicable). Subtenant shall have five (5) business days following receipt of Sublandlord's Offer Notice in which to irrevocably and unconditionally elect to sublease the Offered Space pursuant to all of the terms and conditions set forth in the Offer Notice, including, without limitation, Subtenant's agreement to sublease all of the Offered Space which is subject to the Offer Notice. If Subtenant fails to so irrevocably and unconditionally elect to timely exercise its right to sublease the Offered Space within such five (5) business day period (or if Subtenant's election is conditional in any manner whatsoever), then Subtenant shall be deemed to have rejected the Offer Notice, Subtenant's rights under this Section 2.8 with respect to the Offered Space shall terminate and thereafter be null and void and Sublandlord shall thereafter have the right to sublease the Offered Space to any third party offeree on terms and conditions deemed acceptable to Sublandlord; provided, however, that if (w) Sublandlord fails to enter into a binding sublease agreement for at least eighty percent (80%) of the Offered Space covered in the Offer Notice with a net effective rent per RSF equal to at least eighty percent (80%) of the net effective rent per RSF set forth in the Offer Notice for the Offered Space within two hundred seventy (270) days following the date of Subtenant's rejection (or deemed rejection) of the Offer Notice, or (x) Sublandlord elects, following Subtenant's rejection (or deemed rejection) of the Offer Notice to offer less space than eighty percent (80%) of the entire Offered Space set forth in the rejected Offer Notice, or (y) Sublandlord elects, following Subtenant's rejection (or deemed rejection) of the Offer Notice to offer the Offered Space for less than eighty percent (80%) of the net effective rent per RSF set forth in the rejected Offer Notice or (z) such Offered Space again becomes available for subleasing at a later date following the expiration of the earlier third party sublease (each, a "Re-Up Right"), Subtenant's rights under this Section 2.8 shall again apply to such Offered Space. Notwithstanding the foregoing, Sublandlord shall not be obligated to offer more than two (2) full floors in Building C to Subtenant as Offered Space (and Subtenant's rights under this Section 2.8 with respect to subleasing space in Building C shall terminate and be null and void from and after the date on which Subtenant subleases at least two (2) full floors in Building C (or in Building B if Sublandlord, in its sole discretion, has substituted Offered Space in Building B in lieu of Offered Space in Building C as set forth below)); provided, however, that if, in Sublandlord's sole and absolute discretion, Sublandlord's Offer Notice with respect to Offered Space in Building C includes more than two (2) floors of Building C, Subtenant's irrevocable and unconditional election to sublease such Offered Space must be as to all of the Offered Space in Building C which is the subject of Sublandlord's Offer Notice and not solely as to two (2) floors. If the Offered Space includes all or a part of the Second Floor of Building D, then this Sublease shall be amended to include the Offered Space on the terms and conditions that are set forth in the Offer Notice. If the Offered Space includes space in Building C (or in substituted space in Building B as discussed below) then Sublandlord and Subtenant shall enter into a new sublease for such Offered Space in Building C (or in Building B, as applicable) on the terms and conditions set forth in the Offer Notice and otherwise on the terms and conditions set forth in this Sublease (including, without limitation, the requirement for an additional letter of credit as provided in Section 6.2 below) but appropriately modified to reflect the terms and conditions of the Building C Lease (or the Building B Lease, if applicable). If Subtenant elects to sublease two (2) floors or less (but not more than two (2) floors) in Building C pursuant to Sublandlord's Offer Notice where the rent commencement date occurs on or before March 1, 2005, or if Subtenant submits an offer to lease up to two (2) floors (but not more than two (2) floors) in Building C in full floor increments other than on the first floor of Building C and in half-floor increments for such first floor where the rent commencement date occurs on or before March 1, 2005 (which Sublandlord hereby agrees to accept subject to the terms set forth in this sentence and in the first sentence of this Section 2.8 (including, without limitation, Sublandlord's right to specify Offered Space in Building B in lieu of Building C)), then Sublandlord, in Sublandlord's sole and absolute discretion, shall have the right to substitute space in Building B rather than Building C, and such subleasing shall be on all of the same terms and provisions of this Sublease except that (a) the Base Rent shall be Twenty and 64/00 Dollars ($20.64) per RSF per annum, (b) the Base Year shall be the 2004 calendar year, (c) the tenant improvement allowance shall equal Thirty-Seven and 50/00 Dollars ($37.50) per RSF multiplied by the fraction the numerator of which is the number of months in the sublease term as to such Building C space (or the number of months in the sublease as to such Building B space if Sublandlord has elected to substitute space in Building B in lieu of space in Building C), and the denominator of which is sixty-seven (67) months (provided that in no event shall such tenant improvement allowance ever exceed $37.50 per RSF) and Subtenant shall deliver an additional letter of credit in the amount of Ten Dollars ($10.00) per RSF of the Offered Space (and with the same annual burn-off features), to Sublandlord as provided in Section 6.2 below; (d) Subtenant shall be entitled to 3.4 unreserved vehicle parking spaces per 1,000 RSF of space occupied by Subtenant in Building C (or Building B, as applicable); and (e) the sublease shall be subject to the terms and conditions of the Building C Lease (or the Building B Lease, as applicable). Subtenant's rights under the immediately preceding sentence (A) shall only apply where Subtenant is then subleasing all of Building D and Subtenant's offer or the Offer Notice with respect to the Offered Space specifies a rent commencement date on or before March 1, 2005 and (B) shall not apply to any space in Building C (or Building B, as applicable), which Subtenant has previously rejected as Offered Space pursuant to an Offer Notice previously delivered by Sublandlord to Subtenant (unless Subtenant has a Re-Up Right (as defined above in this Section 2.8) to sublease such Offered Space). Notwithstanding the foregoing, Subtenant acknowledges and agrees that Subtenant has no right of first offer, right of first refusal or any other right of any nature whatsoever under this Sublease or otherwise to sublease any space in Building B unless Sublandlord elects to offer space in Building B to Subtenant for sublease as set forth above in this Section 2.8. Subtenant's rights under this Section 2.8 shall terminate if the Sublease or Subtenant's rights to possession of the Sublease Premises under the Sublease are terminated, if Subtenant assigns any of its interest in the Sublease (except for a permitted transfer to Affiliates under the Sublease), or if Subtenant sublets any portion of the Sublease Premises or Subtenant fails to timely exercise its option as herein provided.

      Option to Extend Term
      . If and only if Subtenant is then subleasing at least four (4) full floors in Building D, Sublandlord hereby grants to Subtenant the right to extend the term of this Sublease for one additional period of thirty-six (36) months commencing on July 1, 2010 and expiring at 11:59 p.m. on June 30, 2013 ("Extended Term") as to the entire space then being subleased by Subtenant in Building D. Similarly, if and only if Subtenant is occupying at least four (4) full floors in Building C, then in the sublease for Building C, Sublandlord shall grant to Subtenant the right to extend the term of the sublease for Building C as to the entire space then being subleased by Subtenant in Building C for one additional period of thirty-six (36) months commencing on May 1, 2010 and expiring at 11:59 p.m. on April 30, 2013 (the "Building C Extended Term"). Similarly, if and only if Subtenant is occupying at least four (4) full floors in Building B, then in the sublease for Building B Sublandlord shall grant to Subtenant the right to extend the term of the sublease for Building B as to the entire space then being subleased by Subtenant in Building B for one additional period of thirty-six (36) months commencing on November 1, 2010 and expiring on October 31, 2013 (the "Building B Extended Term"). Subtenant shall have no right to extend the term of this Sublease or the sublease for Building B or Building C, as applicable for less than the entire space then being subleased by Subtenant in Building D, Building B or Building C, as applicable (but Subtenant may extend as to Building D and not Building B or Building C, as applicable, or vise versa). Subtenant may exercise the foregoing rights to extend if and only if (i) Subtenant notifies Sublandlord in writing of its irrevocable election to extend the term of the Sublease as to Building D on or before April 29, 2009, or as to Building C on or before February 27, 2009, or as to Building B on or before August 30, 2009, and (ii) Subtenant is not in default of any of this Sublease or the subleases for Building B or Building C (following the expiration of any applicable cure periods without cure) either at the time of giving notice of its irrevocable election to extend or on the commencement date of the Extended Term. If each of the conditions set forth in the immediately preceding sentence is not satisfied in full, then Subtenant's option to extend the Term of the Sublease and the subleases for Building B and Building C, as applicable, shall lapse and be null and void. Subtenant's notice(s) of its election to extend the Term(s) shall be irrevocable when made. All of the terms and provisions of this Sublease or the sublease for Building B or Building C, as applicable, shall apply during the Extended Term except that (a) Base Rent during the Extended Term shall increase to Twenty Eight Dollars ($28.00) per RSF of the entire Sublease Premises (and the entire sublease premises in Building B or Building C, as applicable) per year, (b) there shall be no further right to extend the term of the Sublease or the sublease for Building B or Building C, as applicable, beyond the applicable Extended Term, (c) Sublandlord shall have no obligation to make improvements to the Sublease Premises (or to the sublease premises in Building B or Building C, as applicable) of any nature whatsoever or to pay any Tenant Improvement Allowance or similar payment to Subtenant and (d) the Base Year for Basic Operating Expenses for both this Sublease and the subleases as to Building B or Building C, as applicable, shall be the 2010 calendar year. The foregoing right to extend the term of the Sublease is personal to Subtenant and may not be assigned, sold, leased, subleased or otherwise transferred, voluntarily or involuntarily, by or to any other person or entity, other than to an Affiliate (as defined in Section 12.2 below).

    Master Landlord's Consent.

    This Sublease is not and shall not be effective unless and until Master Landlord shall have delivered to Sublandlord Master Landlord's written consent to this Sublease in accordance with the provisions of the Master Lease. If Master Landlord fails to consent to this Sublease within twenty (20) days after the date of this Sublease, either party may terminate this Sublease by written notice to the other party and in such event neither party shall have any obligations to the other party under this Sublease, except that Sublandlord shall promptly (i) refund to Subtenant prepaid Base Rent for the first month of the Term and (ii) return the L-C (as defined in Section 6.1 below) to Subtenant.

    Base Rent.

    4.1 During the Term, Subtenant agrees to pay Sublandlord as base rent ("Base Rent") for the Sublease Premises the sum of Twenty-Two and 50/00 Dollars ($22.50) per RSF annually, which Base Rent shall be payable in equal monthly installments of One and 875/1000ths Dollars ($1.875) per RSF. Commencing on the date which is ninety (90) days following the Phase I Rent Commencement Date, Subtenant shall pay Sublandlord monthly Base Rent in equal monthly installments of Eighty-Three Thousand Nine Hundred Forty Dollars ($83,940) each for Phase I. Commencing on the Phase II Rent Commencement Date, Subtenant shall pay Sublandlord monthly Base Rent in equal monthly installments of One Hundred Twelve Thousand Seven Hundred Eighty-Five Dollars ($112,785) each for Phase I and Phase II. Commencing on the Phase III Rent Commencement Date, Subtenant shall pay Sublandlord monthly Base Rent in equal monthly installments of Two Hundred Twenty-One Thousand Five Hundred One and 25/00 Dollars ($221,501.25) each for Phase I, Phase II and Phase III. If Subtenant exercises its Guaranteed Expansion Option under Section 2.7 above, then commencing on the Expansion Premises Rent Commencement Date, Subtenant shall pay Sublandlord monthly Base Rent in equal monthly installments of Two Hundred Seventy-Nine Thousand One Hundred Ninety-One and 25/00 Dollars ($279,191.25) each for Phase I, Phase II, Phase III and the Expansion Premises. The parties hereby stipulate and agree that if Sublandlord's remeasurement of Phase I, Phase II, Phase III and the Expansion Premises pursuant to Section 2.3 above results in a change in the RSF of any portion of the Sublease Premises, the foregoing monthly Base Rent figures (and Subtenant's Proportionate Share of increases in Basic Operating Costs and Estimated Basic Operating Costs over actual Basic Operating Costs for the 2004 Base Year as provided in Section 5 below) shall be adjusted upward or downward to reflect the remeasured RSF of the Sublease Premises. The RSF of the Master Premises and the Sublease Premises set forth in Recitals A and B of this Sublease, respectively, shall be conclusive and binding for all purposes under this Sublease and shall not be subject to further adjustment or remeasurement by Subtenant or Sublandlord.

    4.2 As more particularly provided in the Work Letter attached to this Sublease as Exhibit E, if Sublandlord fails to approve Tenant's Plans and Drawings for a given Phase or the Expansion Premises within the time periods set forth in Article 1 of the Work Letter for such approval by Sublandlord, other than by reason of a delay by Master Landlord, a Subtenant Delay or Force Majeure Delay (as both such terms are defined in the Work Letter), and such failure by Sublandlord actually and demonstrably results in Subtenant being unable to substantially complete its Tenant Improvements on or before the applicable Rent Commencement Date for such Phase (above and beyond any delays resulting from Subtenant Delays or Force Majeure Delays), then Subtenant shall be entitled to two (2) days of abatement in Base Rent for such affected Phase (but no abatement in Base Rent applicable to any other Phase) for each day of delay in Subtenant's substantial completion of its Tenant Improvements in such Phase by reason of such Sublandlord delay.

    4.3 Each monthly installment of Base Rent shall be payable in advance on the first day of each calendar month during the Term, except that the first month's installment of Base Rent for each Phase of the Sublease Premises and the Expansion Premises (if applicable) shall be paid by Subtenant to Sublandlord on or before the applicable Delivery Date for such Phase or the Expansion Premises. If the applicable Rent Commencement Date commences or ends on a day other than the first day of a calendar month, then the rent for such month shall be prorated (and paid at the beginning of each such month) in the proportion that the number of days this Sublease is in effect as to such Phase during such month bears to the total number of days in such month, and such partial month's installment shall be paid no later than the commencement of the subject month. In addition to the Base Rent, Subtenant agrees to pay as additional rent the amount of Additional Rent (as defined below) and other charges required to be paid by this Sublease. All rent (which shall include Base Rent, Additional Rent and other charges required to be paid by this Sublease) shall be paid to Sublandlord, without prior demand and without any deduction, offset, counterclaim or abatement, in lawful money of the United States of America, at Charles Schwab & Co., Inc., 22857 Network Place, Chicago, IL 60673-1228, or to such other person or at such other place as Sublandlord may from time to time designate in writing. Subtenant's covenant to pay rent shall be independent of every other covenant in this Sublease.

    4.4 If Subtenant fails to pay when due Base Rent, Additional Rent or any other charges within five (5) business days after the same are due hereunder, the unpaid amount will bear interest from the due date until the date of actual payment at the Applicable Rate (as defined in Section 1.06 of the Master Lease). If Subtenant fails to pay any installment of Base Rent, Additional Rent or other charges within five (5) business days after the same are due, or fails to make any other payment for which Subtenant is obligated under this Sublease, then Subtenant shall pay to Sublandlord a late charge equal to Two Hundred Fifty Dollars ($250.00) plus five percent (5%) of the amount so payable; provided, however, that such late charge shall be waived with respect to the first occurrence of a late payment in any twelve (12) consecutive month period. Subtenant acknowledges that late payments will cause Sublandlord to incur costs not contemplated by this Sublease, the exact amount of which costs are extremely difficult and impracticable to calculate. The parties agree that the late charge described above represents a fair and reasonable estimate of the extra costs incurred by Sublandlord as a result of such late payment.

    4.5 No payment by Subtenant or receipt and acceptance by Sublandlord of a lesser amount than the Base Rent or Additional Rent shall be deemed to be other than part payment of the full amount then due and payable; nor shall any endorsement or statement on any check or any letter accompanying any check, payment of Rent or other payment, be deemed an accord and satisfaction; and Sublandlord may accept, but is not obligated to accept, such part payment without prejudice to Sublandlord's right to recover the balance due and payable or to pursue any other remedy provided in this Sublease or by law. If Sublandlord shall at any time or times accept Rent after it becomes due and payable, such acceptance shall not excuse a subsequent delay or constitute a waiver of Sublandlord's rights hereunder.

    Additional Rent.

    In addition to the Base Rent, commencing on January 1, 2005 and at all times thereafter during the Term (including the Extended Term, if applicable) Subtenant shall pay Subtenant's Proportionate Share of the increase in Basic Operating Costs and Estimated Basic Operating Costs (as such terms are defined in Sections 1.12, 1.25 and 3.06 of the Master Lease) for the Sublease Premises for such calendar year of the Sublease Term in excess of the actual Basic Operating Costs for the Sublease Premises for the 2004 calendar year (the "Base Year") in accordance with the procedures and provisions of Section 3.04 of the Master Lease (with the provisions of the last paragraph of Section 3.06(b) applying to this Sublease if Subtenant is subleasing less than 100% of Building D at any time during the Term of this Sublease). Subtenant's "Proportionate Share" shall be the ratio which the rentable area of the Sublease Premises bears to the rentable area of the Master Premises, which ratio is agreed to be as follows: Subtenant's Proportionate Share with respect to Phase I shall equal 30.07% (based on 44,768 RSF for Phase I and 148,902 RSF for Building D); Subtenant's Proportionate Share with respect to Phase I and Phase II shall equal 40.40% (based on 60,152 RSF for Phase I and Phase II in the aggregate and 148,902 RSF for Building D); Subtenant's Proportionate Share with respect to Phase I, Phase II and Phase III shall equal 79.34% (based on 118,134 RSF for Phase I, Phase II and Phase III in the aggregate and 148,902 for Building D); and Subtenant's Proportionate Share with respect to Phase I, Phase II, Phase III and the Expansion Premises shall equal 100% (based on Subtenant occupying all of the RSF of Building D). All said sums (including any estimates of such sums) shall be paid to Sublandlord at the times required pursuant to the terms and conditions of the Master Lease. Sublandlord shall provide Subtenant with full and complete copies of Master Landlord's annual Operating Costs Statement provided to Sublandlord under Section 3.08 of the Master Lease promptly following Sublandlord's receipt of the same from Master Landlord. In addition, Subtenant shall be responsible to pay its proportionate share of all other sums which Sublandlord is obligated to pay under the Master Lease (but not such other sums which (x) result from a default by Sublandlord under the Master Lease unless caused in whole or in part by the acts or omissions of Subtenant or (y) are not related in whole or in part to Sublease Premises) and shall also be responsible to pay for any additional charges and expense imposed by Master Landlord pursuant to the terms of the Master Lease and related specifically to Subtenant's use and occupancy of the Sublease Premises during the Term (e.g., after-hours HVAC, additional cleaning, excess utilities, etc.), said sums shall be paid to Sublandlord at the times required pursuant to the terms and conditions of the Master Lease. All sums payable by Subtenant for after-hours HVAC and/or electrical service shall be at Master Landlord's actual cost, without any premium or mark-up, as provided in Section 4.02 of the Master Lease. All sums payable pursuant to this Section 5 shall be considered additional rent payable under this Sublease and Sublandlord shall have all rights and remedies available hereunder for the failure to pay such additional rent.

    Letter of Credit.

      Delivery of Letter of Credit
      .       Not later than July 7, 2003, Subtenant shall deliver to Sublandlord an unconditional and irrevocable letter of credit (the "L-C") in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "L-C Amount"), which L-C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a local San Francisco, California office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) acceptable to Sublandlord in Sublandlord's sole discretion, and which L-C shall be in a form and content as set forth on Exhibit G, or otherwise acceptable to Sublandlord in Sublandlord's sole discretion. Subtenant shall pay all expenses, points and/or fees incurred by Subtenant in obtaining and maintaining the L-C. Subtenant's failure to timely deliver the L- C on or before July 7, 2003 shall constitute a material default by Subtenant under this Sublease and, if Subtenant thereafter fails to deliver the L-C in accordance with the provisions of this Section 6.1 within two (2) business days following Sublandlord's written demand for immediate delivery of the L-C, such failure shall constitute an immediate and uncurable material default by Subtenant under this Sublease in accordance with Sections 6.3 and 13.5 below.

      Application of Letter of Credit
      . The L-C shall be held by Sublandlord as security for the faithful performance by Subtenant of all the terms, covenants, and conditions of this Sublease to be kept and performed by Subtenant during the Sublease Term. The L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Subtenant without the prior written consent of Sublandlord. If there is an "Event of Default" (as defined in Section 7.08(a) of the Master Lease (but with the time periods for cure being as defined and limited in Article 13 below)) by Subtenant with respect to any provisions of this Sublease, including, but not limited to, the provisions relating to the payment of Base Rent or Additional Rent, or if Subtenant fails to renew the L-C at least thirty (30) days before its expiration, Sublandlord may, but shall not be required to, draw upon all or any portion of the L-C for payment of any Base Rent or Additional Rent or any other sums in default, or for the payment of any amount that Sublandlord may reasonably spend or may become obligated to spend by reason of Subtenant's default, or to compensate Sublandlord for any other loss or damage that Sublandlord may suffer by reason of Subtenant's default. The use, application or retention of the L-C, or any portion thereof, by Sublandlord shall not prevent Sublandlord from exercising any other right or remedy provided by this Sublease or by law, it being intended that Sublandlord shall not first be required to proceed against the L-C and shall not operate as a limitation on any recovery to which Sublandlord may otherwise be entitled. Any amount of the L-C which is drawn upon by Sublandlord shall first be applied to sums owing to Sublandlord with respect to the Event of Default , but any sums drawn which are not so used or applied by Sublandlord shall be held by Sublandlord and deemed a security deposit (the "L-C Security Deposit"). If any portion of the L-C is drawn upon, Subtenant shall, within three (3) business days after written demand therefor, either (i) deposit cash with Sublandlord (which cash shall be applied by Sublandlord to the L-C Security Deposit) in an amount sufficient to cause the sum of the L-C Security Deposit and the amount of the remaining L-C to be equivalent to the amount of the L-C then required under this Sublease or (ii) reinstate the L-C to the amount then required under this Sublease, and if any portion of the L-C Security Deposit is used or applied, Subtenant shall, within three (3) business days after written demand therefor, deposit cash with Sublandlord (which cash shall be applied by Sublandlord to the L-C Security Deposit) in an amount sufficient to restore the L-C Security Deposit to the amount then required under this Sublease, and Subtenant's failure to do so shall be a default under this Sublease. Subtenant acknowledges that Sublandlord has the right to transfer or mortgage its interest in the Master Lease or this Sublease and Subtenant agrees that in the event of any such transfer or mortgage, Sublandlord shall have the right to transfer or assign the L-C Security Deposit and/or the L-C, provided that Sublandlord delivers commercially reasonable written evidence of such transfer to Subtenant. Subtenant shall, within three (3) business days of request by Sublandlord, execute such further instruments or assurances as Sublandlord may reasonably deem necessary to evidence or confirm Sublandlord's transfer or assignment of the L-C Security Deposit and/or the L-C to such transferee or mortgagee. Any transfer fee with respect to the foregoing shall be paid by Sublandlord. If and to the extent Sublandlord advances all or any portion of the Additional Allowance (as defined in Section 9.3 below) to Subtenant for any Phase of the Sublease Premises, and as a condition precedent to such advance, the face amount of the Letter of Credit shall be increased above $1,500,000 on the basis of One and 33/00 Dollars ($1.33) for each Five Dollars ($5.00) of the aggregate Additional Allowance advanced by Sublandlord to Subtenant. Additionally, if and to the extent that Sublandlord advances any tenant improvement allowance with respect to any floor(s) which Subtenant may sublease in Building B or Building C, as applicable, in accordance with Section 2.8 above, as a condition precedent to Sublandlord advancing such tenant improvement allowance, Subtenant shall provide to Sublandlord a letter of credit satisfying all of the requirements of this Article 6 in the face amount required by Section 2.8 above with respect to the sublease of any Building B or Building C floors, as applicable. Provided that Subtenant has neither previously committed an Event of Default under this Sublease nor is then in default under this Sublease (following the expiration of all applicable cure periods without cure), the face amount of the L-C shall be reduced by twenty-percent (20%) per annum on the first anniversary of the Phase III Rent Commencement Date and on each subsequent anniversary date of the Phase III Rent Commencement Date, provided that in no event shall the face amount of the L-C ever be reduced below One Hundred Fifty Thousand Dollars ($150,000) plus ten percent (10%) of the amount of the increase in the L-C resulting from the advance of the Additional Allowance by Sublandlord to Subtenant.

      Late Delivery of Letter of Credit
      . As more particularly provided in Section 13.5 below, Subtenant's failure to timely deliver the L-C to Sublandlord in form and substance satisfactory to Sublandlord and in accordance with the requirements of Section 6.1 above on or before July 7, 2003 shall constitute a material default by Subtenant under this Sublease and, if Subtenant thereafter fails to deliver the L-C in accordance with the provisions of Section 6.1 within two (2) business days following Sublandlord's written demand for immediate delivery of the L-C, such failure shall constitute an immediate and uncurable material default by Subtenant under this Sublease and in such event Sublandlord shall immediately and without notice be able to pursue all remedies for such default available at law or in equity including, without limitation, all of the rights and remedies available under the Master Lease including, without limitation, Section 7.08 of the Master Lease (but without any of the notice or cure periods set forth in the Master Lease applying to such default). Anything contained in this Sublease or the Work Letter attached to this Sublease as Exhibit E to the contrary notwithstanding, Subtenant and its agents, employees, contractors, subcontractors, architects and consultants shall have no right to enter the Sublease Premises for any purpose whatsoever (other than for the sole and limited purpose of undertaking inspections, measurements and other architectural requirements, and assessments as provided in the second sentence of Section 3.1 of the Work Letter) or to commence any construction work of any nature whatsoever in the Sublease Premises unless and until Subtenant delivers the L-C to Sublandlord as required in Section 6.1 above.

    Incorporation of Master Lease by Reference; Assumption.

    7.1 Subtenant acknowledges that it has read the Master Lease and is fully familiar with all terms and conditions of the Master Lease. All of the Articles, Sections and Exhibits of the Master Lease are incorporated into this Sublease as if fully set forth in this Sublease except that (i) the Basic Lease Information provisions entitled "Leased Premises", "Net Rentable Area", "Estimated Term Commencement Date", "Term", "Annual Base Rent", "Annual Additional Base Rent", "Security Deposit", "Parking", "Tenant Broker" and "Landlord Brokers" are deleted in their entirety from the Master Lease as incorporated unto the Sublease, (ii) Sections 1.01, 1.02, 1.03, 1.04, 1.07, 1.08, 1.09, 1.10, 1.11, 1.22, 1.24, 1.33, 1.37 (except the first sentence thereof), 1.38, 1.40 (except the first sentence thereof), 1.42, 1.43, 1.44, 1.46, 1.47, 1.48, 1.49, 2.01, 3.01, 3.02, 3.03, 3.05, 3.09, 3.10, 4.01(a)(vi), 4.01(b), 4.01(d), the first, second and fourth sentences of Section 4.01(e), Sections 4.03, 4.06, 4.07, 5.02, 5.03, 5.07(c)(ii), 5.07(e), the second and third sentences of Section 5.08, the balance of the first sentence of Section 5.13(a) beginning with the words "provided that such Mortgage Lender", the words "subject to Section 4.06 hereof" at the beginning of Section 5.13(c), that portion of the first sentence of Section 5.15 beginning with the words "and subject to the provisions" and ending with the words "judgment was obtained", the first sentence of Section 5.19, the second, seventh, eighth and ninth sentences of Section 7.01 and Tenant's right to require Landlord to carry earthquake insurance in Section 7.01, Section 7.03(c), the balance of the fourth sentence of Section 7.06 beginning with the words "and (x)", Sections 7.07(e), 7.07(f), 7.07(g), the balance of Section 7.08(d)(i) beginning with the words "the net present value", Sections 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.25, 7.37 and 7.38 and Exhibits A-2, B (except that Schedules B-4, B-5 and B-6 to Exhibit B to the Master Lease are expressly incorporated into the Work Letter attached to this Sublease as Exhibit E), D, E, H, I and L through S, inclusive, are deleted in their entirety from the Master Lease as incorporated into the Sublease, (iii) the representations and warranties in the last sentence of Section 4.01(a) and the first, second, and seventh sentences of Section 5.10(a) of the Master Lease are made solely by Master Landlord and not by Sublandlord, (iii) any rights of Sublandlord to extend, contract, expand, cancel or terminate the Master Lease, any rights of first offer to lease additional space, any rights of first offer or rights of first refusal or options to purchase Building D and any rights of self-help and set-off in favor of Sublandlord are deleted from the Master Lease as incorporated into the Sublease, (iv) the arbitration provisions of Section 7.36 of the Master Lease shall not apply to the determination of whether a default exists under the Sublease and (v) all references to "Critical Areas" and "Additional Base Rent" are deleted in their entirety from the Master Lease as incorporated into the Sublease.

    7.2 The term "Landlord" as used in the Master Lease shall refer to "Sublandlord" hereunder, the term "Tenant" as used in the Master Lease shall refer to "Subtenant" hereunder, the term "Lease" as used in the Master Lease shall refer to this Sublease and the term "Leased Premises" as used in the Master Lease shall refer to the Sublease Premises described herein, except that all references to "Landlord" shall mean and include both Master Landlord and Sublandlord in Sections 5.09, 5.11, 5.17(a), 7.04(a) and 7.04(b) (except that any exceptions to indemnification as to Master Landlord and Sublandlord shall apply solely to their respective own negligence or willful misconduct) of the Master Lease, and any indemnification, defense and hold harmless protections running in favor of the "Landlord Parties" shall also run in favor of Sublandlord and Sublandlord's employees, agents, contractors, subcontractors, consultants, officers, directors, parents, subsidiaries, affiliates, members, managers, constituent partners, invitees and licensees. The definition of "Tenant Parties" as incorporated into the Sublease shall mean Subtenant and Subtenant's employees, agents, contractors, subcontractors, consultants, officers, directors, parents, subsidiaries, affiliates, members, managers, constituent partners, invitees and licensees.

    7.3 If Sublandlord shall actually receive under the Master Lease an abatement of Rent as to the Sublease Premises (for a period after the Commencement Date), then Subtenant shall be entitled to receive from Sublandlord a proportionate share of such abatement calculated as follows: for each rentable square foot to which the abatement applies and for which Subtenant is obligated to pay Rent under this Sublease, Subtenant shall receive its proportionate share of such abatement based on the ratio of the per square foot Rent payable by Subtenant under this Sublease to the per square foot Rent payable by Sublandlord under the Master Lease for the Sublease Premises, but in no event in excess of the abatement actually received by Sublandlord for the Sublease Premises.

    7.4 If any provisions of this Sublease expressly conflict with any portion of the Master Lease as incorporated herein, the terms of this Sublease shall govern. Subtenant shall assume and perform for the benefit of Sublandlord and Master Landlord all of Tenant's obligations under the Master Lease provisions as incorporated herein to the extent that the provisions are applicable to the Sublease Premises. Notwithstanding anything to the contrary contained in this Sublease, Sublandlord does not assume the obligations of the Master Landlord under the Master Lease.

    7.5 Subtenant shall be entitled to receive all of the work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, or the performance of any other obligations required of Master Landlord under the Master Lease with respect to the Sublease Premises or the common areas of Building D (except to the extent any such obligations were not incorporated by reference above); provided, however, Sublandlord's sole obligation with respect thereto shall be to request the same, as requested in writing by Subtenant and at Subtenant's sole cost and expense. If Master Landlord shall default in any of its obligations to Sublandlord with respect to the Sublease Premises, Sublandlord will use reasonable commercial efforts to cause Master Landlord to perform and observe such obligations (except that Sublandlord shall not be obligated to commence any legal, arbitration or audit proceedings against Master Landlord, or utilize any self-help rights, or make any payment of money or other consideration other than as expressly required of Sublandlord under the Master Lease), but Sublandlord shall have no liability for failure to obtain the observance or performance of such obligations by Master Landlord or by reason of any default of Master Landlord under the Master Lease or any failure of Master Landlord to act or grant any consent or approval under the Master Lease, or from any misfeasance or non-feasance of Master Landlord, nor shall the obligations of Subtenant hereunder be excused or abated in any manner by reason thereof, except as expressly provided in this Sublease. If Sublandlord elects to commence legal, arbitration or audit or other proceedings against the Master Landlord to enforce, or otherwise enforces, Sublandlord's rights under the Master Lease which are applicable to Subtenant and the Sublease Premises as well as to the Sublandlord as to the remainder of the Premises, Subtenant shall be responsible for reimbursing Sublandlord for the reasonable costs of such proceedings, including, without limitation, reasonable attorneys' fees incurred by Sublandlord at the following rates: (a) one hundred (100%) percent thereof if such pertain only to the Sublease Premises; (b) Subtenant's Proportionate Share if such pertain to the entire Premises; or (c) a proportionate percentage if such pertain to the Sublease Premises or any part thereof and to a portion of the Premises other than the Sublease Premises, such reimbursement to be made by Subtenant to Sublandlord within twenty (20) days after invoice therefor.

    7.6 Subtenant shall cooperate with Sublandlord as may be required to obtain from Master Landlord any such work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, or the performance of any of Master Landlord's other obligations under the Master Lease, provided that in day-to-day issues, Subtenant shall contact Master Landlord first to obtain the desired service or item and shall only contact Sublandlord if Master Landlord fails to perform. This Sublease shall at all times during the Term remain subject and subordinate to the Master Lease (and to all matters to which the Master Lease is subject and subordinate) and to all modifications and amendments to the Master Lease. Sublandlord agrees with Subtenant that so long as Subtenant is not in default hereunder beyond any applicable notice and/or cure period, Sublandlord shall not enter into any modification or amendment to the Master Lease which will prevent or materially adversely affect the use by Subtenant of the Sublease Premises in accordance with the terms of the Sublease, or increase the obligations of Subtenant or decrease its rights under the Sublease in any way materially adversely affecting the Sublease.

    Master Lease.

    At any time and on reasonable prior notice to Subtenant, Sublandlord can elect to require Subtenant to perform Subtenant's obligations under this Sublease directly to Master Landlord, in which event Subtenant shall send to Sublandlord from time to time copies of all notices and other communications that Subtenant shall send to and receive from Master Landlord. Subtenant shall not do or permit to be done anything which would constitute a violation or breach of any of the terms, conditions or provisions of the Master Lease or which would cause the Master Lease to be terminated or forfeited by virtue of any rights of termination or forfeiture reserved by or vested in Master Landlord. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved from all liabilities and obligations under this Sublease; except that if this Sublease terminates as a result of a default of one of the parties under this Sublease or the Master Lease, the defaulting party shall be liable to the non-defaulting party for all damage suffered by the non-defaulting party as a result of the termination; provided, however, that in no event shall either party be liable for special, consequential or punitive damages.

    Acceptance of Sublease Premises; Allowances.

      Acceptance of Sublease Premises "AS IS."

      The Sublease Premises shall be delivered to Subtenant broom clean in "AS-IS and WITH ALL FAULTS" condition and without any representations and warranties with respect thereto by Sublandlord, its agents, officers, directors, employees, consultants or attorneys. Subtenant acknowledges and agrees that Sublandlord and its agents, officers, directors, employees, consultants and attorneys have made no representations, warranties or promises of any nature whatsoever with respect to Building D, the Project, Building C, Building B, the Complex, the Sublease Premises or any improvements located therein. The taking of possession of any portion of the Sublease Premises (or any sublease premises in Buildings B or Building C) by Subtenant shall be conclusive evidence that Subtenant accepts the same "AS IS and WITH ALL FAULTS" and that the Sublease Premises, the Project and the Building are suited for the use intended by Subtenant and are in good and satisfactory condition at the time such possession was taken. Subtenant represents and warrants to Sublandlord that (a) Subtenant's sole intended use of the Sublease Premises is for general office use, call center use, consumer lending and related business purposes, and (b) prior to executing this Sublease, Subtenant has made such investigations as it deems appropriate with respect to the suitability of the Sublease Premises for its intended use and has determined that the Sublease Premises are suitable for such intended use. Sublandlord shall have no obligation whatsoever to construct any Tenant Improvements or other improvements for Subtenant or to repair or refurbish the Sublease Premises. All Tenant Improvements (as defined in the Work Letter) and all alterations, additions and improvements to the Sublease Premises shall be at Subtenant's sole cost and expense without contribution or reimbursement from Sublandlord or Master Landlord (except to the extent of the Tenant Improvement Allowance provided for in Section 9.2 below and the Additional Allowance provided for in Section 9.3 below).

      Tenant Improvement Allowance
      . Provided that Subtenant is not in default of this Sublease or the Work Letter (following the expiration of all applicable cure periods without cure) Sublandlord shall provide Subtenant with the sum equal to Thirty-Seven and 50/00 Dollars ($37.50) per RSF of the Sublease Premises plus an additional One Hundred Thousand Dollars ($100,000) for work on the ground floor lobby of Building D (the "Lobby Allowance") (collectively, the "Tenant Improvement Allowance") for Subtenant's design and construction of Subtenant's initial tenant improvements within the Sublease Premises (collectively, the "Tenant Improvements"). The Tenant Improvement Allowance shall first be used to pay for the cost of Subtenant's space plan, construction drawings and working drawings, architectural, engineering and design fees and costs, permit and approval fees and costs, actual contractor costs and charges for materials and labor, contractor's profit, overhead and general conditions costs and other customary and reasonable hard and soft costs of designing, installing and constructing the Tenant Improvements (collectively, the "Tenant Improvement Costs").

        Master Landlord TI Allowance and Lobby Allowance
        .         Subtenant acknowledges that Thirty Dollars ($30.00) per RSF of the Tenant Improvement Allowance plus the $100,000 Lobby Allowance is being funded by Master Landlord to Sublandlord pursuant to the terms and provisions of the Master Lease (the "Master Landlord TI Allowance"), that use of the Master Landlord TI Allowance is expressly limited to reimbursement of actual Tenant Improvement Costs and that no portion of the Master Landlord TI Allowance can be used for furniture and furniture reconfiguration, furnishings, equipment, cabling, wiring, moving expenses, existing lease cancellation costs, construction manager fees, project manager fees, and relocation consultant costs, and other similar costs and expenses (collectively, "Non TI-Costs"). Subtenant acknowledges and agrees that if the actual Tenant Improvement Costs are less than Thirty Dollars ($30.00) per RSF for the Subleased Premises, then Sublandlord shall only be obligated to disburse the Master Landlord TI Allowance in an amount up to the actual Tenant Improvement Costs and no more. Anything contained in this Sublease or the Work Letter to the contrary notwithstanding, Subtenant acknowledges and agrees that Sublandlord shall have no obligation to pay all or any portion of the Master Landlord TI Allowance portion of the Tenant Improvement Allowance to Subtenant unless and until Sublandlord receives payment of the Master Landlord TI Allowance owing by Master Landlord to Sublandlord under the Master Lease with respect to the Sublease Premises.

        Allowance Above Master Landlord TI Allowance
        .         Sublandlord acknowledges and agrees that if and to the extent the entire $37.50 per RSF Tenant Improvement Allowance is not applied to Tenant Improvement Costs, then up to Seven and 50/00 Dollars ($7.50) per RSF of the Tenant Improvement Allowance (that is, the portion of the Tenant Improvement Allowance over and above the Master Landlord TI Allowance) (but expressly excluding any portion of the Lobby Allowance) may be used by Subtenant to pay Non TI-Costs or be applied by Subtenant against Base Rent due under the Sublease.

        Phased Disbursement; Conditions to Disbursement
        .         Subject to the foregoing, the Tenant Improvement Allowance shall be disbursed to Subtenant on a phased basis with respect to Phase I, Phase II, Phase III and the Expansion Premises on the basis of the RSF in each such Phase on the following bases. The Tenant Improvement Allowance as to each Phase and the Expansion Premises shall be disbursed by Sublandlord in three (3) installments of Twenty-Five Percent (25%), Twenty-Five Percent (25%) and Fifty Percent (50%), with the first installment of 25% ("1st Installment") being payable on the date which is the later to occur of (I) ten (10) business days following the date on which Master Landlord is required to pay the First Installment (as defined in Section 4.2(a) of the Work Letter attached to the Master Lease as Exhibit B) to Sublandlord or (ii) seventy (70) days following the Delivery Date as to the applicable Phase or the Expansion Premises (with such later date being the "1st Installment Payment Date"), the second installment of 25% (the "2nd Installment") being payable on the date which is thirty (30) days following the 1st Installment Payment Date and the third installment of 50% (the "3rd Installment") being payable upon "Completion of the Tenant Improvements" (as defined below), provided that each and all of the conditions precedent set forth below in this Section 9.2 are satisfied in full. The conditions precedent to disbursement of each of the 1st Installment, the 2nd Installment and the 3rd Installment shall include all of the following: (a) Subtenant is not in default under this Sublease or the Work Letter (following the expiration of all applicable cure periods without cure), provided that the applicable portion of the Tenant Improvement Allowance shall be disbursed upon Subtenant curing any such default; (b) Subtenant has entered into a general construction contract for the Tenant Improvements which has been reasonably approved by Sublandlord as provided in the Work Letter; (c) Subtenant has commenced and is diligently pursuing the completion of the Tenant Improvements; and (d) Subtenant has delivered to Sublandlord, at least ten (10) days prior to the applicable date for disbursement of the 1st Installment, the 2nd Installment or the 3rd Installment, a certified statement from Subtenant's architect certifying that Subtenant has installed the Tenant Improvements in the applicable Phase (or in the Expansion Premises) in an amount at least equal to the amount of the applicable Installment plus any previous Installments paid. In addition to the foregoing conditions precedent, the disbursement of the 1st Installment shall be conditioned upon Subtenant delivering to Sublandlord a conditional waiver and release of lien upon progress payment (in the form prescribed by California Civil Code Section 3262 ("Section 3262")) from Subtenant's general contractor ("Contractor") and from each subcontractor ("Subcontractor") for which payment is then being sought in the amount of the 1st Installment, and disbursement of the 2nd Installment shall be conditioned upon Subtenant delivering a conditional waiver and release of a lien upon progress payment in the form prescribed by Section 3262 from the Contractor and each Subcontractor for which payment is then being sought in the amount of the 2nd Installment together with an unconditional waiver and release of lien upon progress payment in the form prescribed by Section 3262 from the Contractor and each Subcontractor with respect to the 1st Installment. Sublandlord shall not be obligated to disburse the 3rd Installment until "Completion of the Tenant Improvements" (defined below) has occurred. For purposes of this Sublease and the Work Letter, "Completion of the Tenant Improvements" shall mean the date on which the last of the following conditions has been satisfied in full: (A) Sublandlord has inspected the Sublease Premises and determined that the Tenant Improvements are substantially complete; (B) Subtenant has obtained all required certificates of occupancy for use and operation of the Premises and delivered copies of such certificates to Sublandlord; (C) Subtenant has obtained an executed unconditional waiver and release upon final payment in the form prescribed by Section 3262 from its Contractor and all Subcontractors and delivered complete copies thereof to Sublandlord; (D) Subtenant's architect has issued certificates of final completion with respect to all Tenant Improvements and Sublandlord has been provided with copies of the same; (E) Subtenant has recorded a Notice of Completion in the Office of the Alameda County Recorder in accordance with Section 3093 of the California Civil Code and provided Sublandlord with a copy of the same and; (F) the time period for filing any mechanics' liens with respect to the Tenant Improvements has expired without the filing of any liens. Notwithstanding the foregoing time periods for payment of the applicable Tenant Improvement Allowance, Subtenant shall have the right to make its application for the Tenant Improvement Allowance at any time prior to the second anniversary of the Delivery Date as to the applicable Phase or the Expansion Premises. Sublandlord shall have no obligation to make any disbursement of the Tenant Improvement Allowance for Non-TI Costs until (x) Completion of the Tenant Improvements and (y) receipt by Sublandlord of copies of invoices marked "paid" with respect to all Non-TI Costs for which Subtenant is requesting reimbursement.

      Additional Allowance
      . In addition to Sublandlord's payment of the Tenant Improvement Allowance to Subtenant as set forth in Section 9.2 above, provided that Subtenant is not in default under this Sublease or the Work Letter (following the expiration of all applicable cure periods without cure), Subtenant, upon written notice to Sublandlord, may elect to have Sublandlord contribute up to an additional Five Dollars ($5.00) per RSF for each of Phase I, Phase II and Phase III and the Expansion Premises for Tenant Improvement Costs and/or Non TI-Costs (the "Additional Allowance"). The Additional Allowance shall be disbursed to Subtenant on a Phased basis in the same manner as the Tenant Improvement Allowance is disbursed under Section 9.2 above. If Subtenant elects to draw down the Additional Allowance, Subtenant shall reimburse Sublandlord for the Additional Allowance pursuant to monthly payments (due on the same dates and as part of Base Rent for Phase I, Phase II, Phase III and the Expansion Premises) amortized over the Term of the Sublease beginning on the applicable Rent Commencement Date as to each such Phase at the rate of Ten Percent (10%) per annum, compounded annually. Accrued interest at such rates on amounts advanced for any period prior to the applicable Rent Commencement Date as to a given Phase shall be added to the Additional Allowance for purposes of calculation of Subtenant's monthly reimbursement payment hereunder. Anything contained in this Sublease or the Work Letter to the contrary notwithstanding, Subtenant acknowledges and agrees that Sublandlord shall have no obligation to make the Additional Allowance available to Subtenant unless and until Sublandlord receives payment of the Additional Tenant Allowance (as defined in Section 1.01 of the Work Letter) from Master Landlord with respect to the Sublease Premises. No portion of the Additional Allowance as to a given Phase or the Expansion Premises shall be disbursed by Sublandlord to Subtenant unless and until the applicable 1st Installment Payment Date.

    Use; Sublandlord's Trade Names; Parking; Signage; Roof Rights; Generator; BART Shuttle.

      Use
      .       Subtenant agrees that the Sublease Premises shall be used by Subtenant (and its permitted assignees and subtenants) solely for general office use, call center use, consumer lending and related business purposes, and for no other use, business or purpose whatsoever. Sublandlord shall not sublease any portion of Building D to any subtenant whose principal business is consumer lending.

      No Use of Trade Names
      . Subtenant agrees that it shall not, without Sublandlord's prior written consent which consent may be withheld in Sublandlord's sole and absolute discretion, use the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or services marks of Sublandlord, its parent, affiliated or subsidiary companies, employees, directors, shareholders, assigns, successors or licensees (a) in any advertising, publicity or promotion or (b) in any manner other than expressly in accordance with this Sublease. Sublandlord agrees that it shall not, without Subtenant's prior written consent, which consent may be withheld in Subtenant's sole and absolute discretion, use the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or service marks of Subtenant, its parent, affiliated or subsidiary companies, employees, directors, shareholders, assigns, successors or licensees (a) in any advertising, publicity or promotion or (b) in any manner other than expressly in accordance with this Sublease, except that Sublandlord may disclose the fact that Subtenant is its subtenant at Pleasanton Corporate Commons.

      Parking
      . Subtenant shall have the non-exclusive right at no cost to the Subtenant to use up to Five (5) unreserved vehicle parking spaces in parking facilities serving Building D for every 1,000 RSF of the Sublease Premises occupied by Subtenant, subject to all parking rules and regulations promulgated by Master Landlord from time to time. Notwithstanding the foregoing, Subtenant shall reasonably cooperate with Sublandlord at Sublandlord's request to monitor and ensure that Subtenant and its employees, agents, Strategic Partners (as defined in Section 12.3 below), invitees and licensees do not exceed this parking ratio of five (5) unreserved parking spaces per 1,000 RSF of the Sublease Premises occupied by Subtenant including, without limitation, instituting (i) a parking program and parking rules reasonably approved by Master Landlord and Sublandlord requiring parking stickers for all of Subtenant's employees and Strategic Partners and the imposition of fines and/or towing requirements for Subtenant's employees and Strategic Partners violating the parking program or parking rules and/or (ii) in Sublandlord's sole and absolute discretion but at Sublandlord's sole cost and expense, a valet parking program with respect to not more than seventy-five (75) vehicle parking spaces to ensure that this 5/1,000 parking ratio is met (but not any parking ratio greater than 5/1000). Subtenant, at its sole cost and expense, may elect to attempt to increase the parking ratio to Five and One-Half (5.5) unreserved vehicle parking spaces per 1,000 RSF of the Sublease Premises if and only if Subtenant contracts with a reputable parking operator and/or valet service reasonably approved by Sublandlord, subject to Master Landlord's written consent and Master Landlord's express written confirmation to Sublandlord that such increased parking ratio shall not reduce Sublandlord's parking ratios for Building D and the balance of the Complex; provided, however, that Sublandlord makes no representation or warranty with respect to Subtenant's ability to achieve a parking ratio of 5.5 unreserved vehicle parking spaces per 1,000 RSF of the Sublease Premises occupied by Subtenant. If and to the extent that Subtenant subleases any space in Building B or Building C, as applicable, Subtenant shall have the non-exclusive right at no cost to Subtenant to use up to Three and 4/10ths (3.4) unreserved vehicle parking spaces in the surface parking lot serving Building B or Building C, as applicable, for every 1,000 RSF of the Sublease Premises in Building B or Building C, as applicable, occupied by Subtenant.

      Signage
      . Subject to compliance with all applicable requirements and restrictions of the Master Lease and Subtenant obtaining the Master Landlord's consent to the following signage, and provided Subtenant is then leasing at least four (4) full floors in Building D, Subtenant shall have the right to (i) install standard building signage, (ii) install one parapet sign on one side of Building D selected by Subtenant (provided that Subtenant shall have the right to install two (2) parapet signs on two (2) sides of Building D selected by Subtenant if Subtenant has leased the Expansion Premises) and (iii) eighty percent (80%) of existing monument signage and interior building signage (or such higher percentage of such signage as may relate to Subtenant's percentage occupancy of Building D) in or with respect to Building D. If Subtenant leases at least two (2) full floors in Building B or Building C, as applicable, then the sublease between Sublandlord and Subtenant for Building B or Building C, as applicable, shall provide, subject to the compliance with all applicable provisions and restrictions of the Building B Lease or Building C Lease, as applicable, and Subtenant obtaining Master Landlord's consent to the following signage, that Subtenant shall have the right to (i) install standard building signage, (ii) install one parapet sign on one side of Building B or Building C, as applicable, selected by Subtenant (provided that if Subtenant subleases less than three (3) full floors of Building B or Building C, as applicable, Sublandlord shall have the right to designate the side of Building B or Building C, as applicable, on which the parapet sign shall be located but if Subtenant subleases three (3) or more full floors in Building B or Building C, as applicable, Subtenant shall have the right to designate the side of Building B or Building C, as applicable, on which the parapet sign shall be located) and (iii) Subtenant's proportionate share (based on the RSF of space leased in Building B or Building C, as applicable, by Subtenant over the total RSF of Building B or Building C, as applicable) of existing monument signage and interior building signage in or with respect to Building B or Building C, as applicable. All of Subtenant's exterior signage and exterior graphics of any kind or character shall comply in all respects with all applicable Legal Requirements, and shall be subject to the review and approval of the City of Pleasanton, as necessary, and any other applicable municipality having jurisdiction over the Project. All signs shall be installed and maintained at Subtenant's sole cost and expense. Upon the expiration or earlier termination of the Term, subject to compliance with applicable Legal Requirements, Subtenant shall remove all of its signage on or about Building D (or Building B or Building C, as applicable) and restore any damage resulting from such removal, all at Subtenant's sole cost and expense. Subject to the Master Landlord's consent, Subtenant is granted exclusive signage on Building D with respect to firms whose principal business is consumer lending.

      Rooftop Rights
      . Subject to compliance with all applicable requirements and restrictions of the Master Lease including, without limitation, the provisions of Section 5.19 of the Master Lease (other than the first sentence of Section 5.19) and Subtenant obtaining Master Landlord's consent thereto, Subtenant shall have the right to install one satellite dish on the roof of Building D (and one satellite dish on the roof of Building B or Building C, as applicable, if Subtenant subleases at least two (2) full floors in Building B or Building C, as applicable), in locations reasonably designated by Sublandlord.

      Generator
      . Upon Subtenant's written request delivered to Sublandlord on or before July 15, 2003, Sublandlord shall sell and convey to Subtenant, without any warranty or guaranty except as to title and no prior liens, at the then market price therefor (but in no event greater than fifty percent (50%) of Sublandlord's initial purchase price therefor when new), one generator capable of supplying at least Seven Hundred Fifty (750) KVAs of building standard generator service to the Sublease Premises (the "Generator"). Subtenant, at Subtenant's sole cost and expense, and subject to the Master Landlord's prior consent (and Sublandlord's reasonable prior written consent with respect to the location of the Generator within the Project), shall obtain all necessary permits and approvals for installation of the Generator, and Subtenant shall install, repair and maintain the Generator in first-class condition in compliance with all Legal Requirements. Upon the expiration or earlier termination of the Term, subject to compliance with all Legal Requirements, Subtenant shall remove the Generator from the Project and restore any damage resulting from such removal, all at Subtenant's sole cost and expense.

      BART Shuttle
      . At all times during the Term of this Sublease and the Extended Term (if any), Sublandlord, at Sublandlord's or Master Landlord's sole cost, shall provide bus shuttle service between the Complex and the Hacienda BART Station and the Tassajara Road Park/Ride Lot on a schedule reasonably agreed to by Sublandlord and Subtenant which shall provide shuttle service Monday through Friday (holidays excepted) for approximately (but no more than) three (3) hours during morning commute hours and approximately (but no more than) three (3) hours during evening commute hours for use by Subtenant's employees, licensees and invitees, Sublandlord's employees, licensees and invitees and other subtenants (and their respective employees, licensees and invitees) of Sublandlord in the Complex. Subtenant acknowledges and agrees that Sublandlord presently provides this shuttle service through WHEELS, a service provided by and through Alameda County. Subtenant further acknowledges and agrees that Sublandlord may substitute another comparable shuttle service provider reasonably designated by Sublandlord or, at Sublandlord's election by Master Landlord, in lieu of WHEELS to provide bus shuttle service between the Hacienda BART Station and the Tassajara Road Park/Ride Lot and the Complex.

    Compliance With Laws and Regulations; Prohibited Actions.

    11.1 Subtenant, at its sole cost and expense, shall promptly comply with all local, state or federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereinafter be in force, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. 12 101 et seq. and any governmental regulations relating thereto, including, without limitation any required alterations for purposes of "public accommodations" under such statute, Title 24 of the California Administrative Code and similar federal, state and local laws and regulations (collectively, the "ADA"). Subtenant shall not use or permit the Sublease Premises to be used in any manner nor do any act which would increase the existing rate of insurance on Building D or Master Premises or cause the cancellation of any insurance policy covering Building D or the Master Premises, nor shall Subtenant permit to be kept, used or sold, in or about the Sublease Premises or Building D, any article which may be prohibited by the standard form of fire insurance policy. Subtenant shall not during the Term (i) commit or allow to be committed any waste upon the Sublease Premises, or any public or private nuisance in or around the Project, Building D or the Sublease Premises, (ii) allow any sale by auction upon the Sublease Premises, (iii) place any loads upon the floor, walls, or ceiling of the Sublease Premises which endangers Building D, (iv) use any apparatus, machinery or device in or about the Sublease Premises which will cause any substantial noise or vibration or in any manner damage Building D, (v) place any harmful liquids in the drainage system of the Project or Building D or in the soils surrounding the Project or Building D, or (vi) disturb or unreasonably interfere with other tenants of Building D. If any of Subtenant's office machines or equipment disturbs the quiet enjoyment of any other tenant in Building D, then Subtenant shall provide adequate insulation, or take such other action as may be necessary to eliminate the disturbance, all at Subtenant's sole cost and expense.

    11.2 Subtenant shall not generate, use, manufacture, keep, store, refine, release, discharge or dispose of any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant by any federal, state or local law, ordinance, rule or regulation now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety or industrial hygiene or environmental conditions or pollution or contamination (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601, et seq., the Solid Waster Disposal Act , 42 U.S.C. 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Clean Water Act, and 33 U.S.C. 1251, et seq., the Hazardous Substance Account Act, California Health and Safety Code Secs. 25300 et seq., the Hazardous Waste Control Act, California Health and Safety Code Secs. 25100 et seq., and the Porter-cologne Water Quality Control Act, California Water Code Secs. 13000, et seq. all as amended) including, without limitation, PCBs, oil and petroleum products, asbestos and asbestos-containing materials and radioactive materials (collectively, "Hazardous Substances"), on, under or near the Sublease Premises or Building D, except that Subtenant may use Hazardous Substances on the Sublease Premises that are incidental to general office use (such as photocopier toner) provided such use is in compliance with laws and prudent business practices. Subtenant shall not cause or permit any waste material or refuse to be dumped upon or remain upon any part of Building D outside the Sublease Premises, nor shall Subtenant cause or allow any materials, supplies, equipment, finished products or semi-finished products or articles of any nature to be stored upon or remain upon Building D outside the Sublease Premises. Subtenant agrees to indemnify Master Landlord and Sublandlord against and hold Master Landlord and Sublandlord harmless from any and all loss, cost, liability, claim, damage, and expense including, without limitation, reasonable attorneys' fees and disbursements, incurred in connection with or arising from the generation, use, manufacture, storage, disposal or release of any Hazardous Substances by Subtenant or any person claiming through or under Subtenant or any contractor, agent, employee, visitor, assign or licensee of Subtenant, on or about Building D throughout the Term.

    11.3 Sublandlord shall make reasonable request to Master Landlord for copies of the applicable approvals of the completed shell and core of Building D for each of Phase I, Phase II, Phase III and the Expansion Premises. If available from Master Landlord, Sublandlord shall provide Subtenant with Master Landlord's written details of emergency procedures for Building D and the Project.

    Sub-Subletting.

    12.1 Subject to Subtenant obtaining the consent of Master Landlord and Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed on the part of Sublandlord, Subtenant shall have the right to assign this Sublease or to sub-sublease the Sublease Premises in accordance with the provisions of Section 5.07 of the Master Lease (other than Sections 5.07(c)(ii) and 5.07(e) which are not incorporated into this Sublease) and this Section 12. The failure of Sublandlord to respond in writing to Subtenant's written request to assign the Sublease or sub-sublease all or a portion of the Sublease Premises within fourteen (14) days following such written request (which written request shall be accompanied by all of the information and documents required by Section 5.07(b) of the Master Lease), shall be deemed approval by Sublandlord (but not by Master Landlord). Without limiting the reasons upon which Sublandlord could reasonably withhold its consent, Sublandlord may reasonably withhold its consent if Sublandlord does not (i) approve a change in the permitted use of the Sublease Premises, (ii) the proposed physical subdivision of the Sublease Premises or the construction of a multi-tenant corridor (unless such multi-tenant corridor is constructed entirely within the boundaries of the Sublease Premises) or (iii) the creditworthiness or business reputation of the new sub-subtenant or assignee. Such assignment or sub-sublease shall be subject to all of the terms and conditions of the Master Lease and this Sublease, and Subtenant shall remain primarily liable under this Sublease notwithstanding any sub-sublease or assignment. In connection with any assignment or sub-subletting, Sublandlord shall have the right to review and approve the current financial statements of Subtenant and any proposed sub- subtenant. Fifty Percent (50%) of any profit realized by Subtenant as a result of such sub-subleasing (after first deducting Subtenant's reasonable costs associated therewith, including only brokerage fees and commissions, reasonable attorneys' fees and the cost of remodeling or otherwise improving or altering the Sublease Premises for said sublessee), shall be paid to Sublandlord after appropriate sharing, if any, with the Master Landlord.

    12.2 Notwithstanding the provisions of Section 12.1 above, subject to Subtenant obtaining the consent of the Master Landlord under Section 5.07 of the Master Lease, Subtenant shall be entitled, without further consent from Sublandlord, to assign this Sublease or sublet all or a portion of the Sublease Premises to (a) an Affiliate (defined below) of Subtenant, (b) to the surviving entity in connection with any merger, consolidation or reorganization of Subtenant or (c) to the purchaser of all or substantially all of the assets of Subtenant and Subtenant's business provided that in each instance under (a), (b) and (c) above, (i) such assignee or subtenant has a net worth (determined in accordance with generally accepted accounting principles consistently applied) of at least One Hundred Million Dollars ($100,000,000) (exclusive of goodwill) both immediately prior to and immediately following the consummation of such assignment or subletting and (ii) Subtenant notifies Sublandlord of the same within ten (10) days after such event, provided that the foregoing shall not relieve Subtenant of any of its liabilities or obligations under this Sublease. For purposes of this Sublease, the term "Affiliate" shall mean any entity controlling, controlled by or under common control with Subtenant, and the term "Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity.

    12.3 Subject to the terms and provisions of the Master Lease and Subtenant obtaining the consent of Master Landlord, Subtenant may allow Strategic Partners (defined below) of Subtenant to occupy portions of the Sublease Premises without obtaining Sublandlord's consent under Section 12.1 above provided (i) such occupancy is for less than twenty-five percent (25%) of the RSF of the Sublease Premises, (ii) such occupancy does not constitute an assignment or sublease and such Strategic Partners have no rights under this Sublease, (iii) such occupancy is for less than one (1) year, (iv) such occupancy is subject to all of the terms and conditions of this Sublease and (v) written notice thereof is given to Sublandlord at least ten (10) business days prior to the date such occupancy is the commence. As used herein, the term "Strategic Partners" shall mean only those persons or entities providing a direct business service to Subtenant or an Affiliate (as defined in Section 12.2 above) or in which Subtenant or an Affiliate has a material continuing financial interest and shall be of a character and reputation consistent with the types of persons or entities generally providing similar types of services in the consumer lending industry. Occupancy of portions of the Sublease Premises by Subtenant's Strategic Partners shall not relieve Subtenant of any of its liabilities or obligations under this Sublease.

    12.4 Subject to the terms and provisions of the Master Lease and Subtenant providing written notice of such subleasing to Master Landlord, so long as Subtenant is itself actually occupying at least fifty percent (50%) of the Sublease Premises, notwithstanding the provisions of Section 12.1 above, Sublandlord hereby consents to Subtenant subleasing up to (but not more than) twenty-five percent (25%) of the RSF of the Sublease Premises to Closing Services, Inc., a Delaware corporation which is an Affiliate of Subtenant and the wholly-owned subsidiary of Subtenant, provided that the foregoing consent shall not relieve Subtenant of any of its liabilities or obligations under this Sublease. The foregoing consent shall be revoked if Closing Services, Inc. ceases to be a wholly-owned subsidiary of Subtenant. Subtenant agrees to certify to Sublandlord and Master Landlord from time to time as reasonably requested by Sublandlord and Master Landlord that Closing Services, Inc. is and remains a wholly-owned subsidiary of Subtenant.

    Defaults and Remedies.

    13.1 Upon any default by Subtenant under this Sublease or any default under the Master Lease, Sublandlord shall have all rights and remedies available at law or in equity, including, without limitation, all of the rights and remedies described in the Master Lease, including, without limitation, Section 7.08 of the Master Lease. In addition to or in combination with the foregoing remedies, if Subtenant is in default of this Sublease (following the expiration of all applicable cure periods without cure) on the Phase I Delivery Date, the Phase II Delivery Date, the Phase III Delivery Date or the delivery date as to the Expansion Premises, then Sublandlord, in its sole and absolute discretion, may elect not to deliver the applicable Phase of the Sublease Premises or the Expansion Premises to Subtenant unless and until Subtenant has cured such default in full (in which event Sublandlord's election to delay such delivery date shall not affect or extend the applicable Rent Commencement Date as to such Phase or the Expansion Premises).

    13.2 Any holdover by Subtenant of any portion of the Sublease Premises beyond the scheduled expiration date shall result in the payment of monthly holdover rent equal to One Hundred Fifty Percent (150%) of the amount of Base Rent and Additional Rent payable by Subtenant during the last month of the Sublease Term under this Sublease plus any other sums payable by Sublandlord pursuant to Section 7.17 of the Master Lease or otherwise. Notwithstanding the foregoing, Subtenant shall have no right to holdover any portion of the Sublease Premises without the consent of Sublandlord.

    13.3 In the event of a non-monetary default by Subtenant under the Sublease, Subtenant shall have the same notice and cure rights provided for in the Master Lease as Sublandlord would have for a similar default under the Master Lease, except that Subtenant's time to cure shall not exceed Seventy-Five Percent (75%) of the corresponding time under the Master Lease.

    13.4 Sublandlord shall promptly notify Subtenant in writing of any default by either Sublandlord or Master Landlord under the terms and conditions of the Master Lease that affects Subtenant's rights under this Sublease.

    13.5 In accordance with the provisions of Section 6.3 above, Subtenant's failure to timely deliver the L-C to Sublandlord in accordance with the requirements of Section 6.1 above on or before July 7, 2003 shall constitute a material default by Subtenant under this Sublease and, if Subtenant thereafter fails to deliver the L-C in accordance with the provisions of Section 6.1 within two (2) business days following Sublandlord's written demand for immediate delivery of the L-C, such failure shall constitute an immediate and uncurable material default by Subtenant under this Sublease and in such event Sublandlord shall immediately and without notice be able to pursue all remedies for such default available at law or in equity including, without limitation, all of the rights and remedies available under the Master Lease including, without limitation, Section 7.08 of the Master Lease (but without any of the notice or cure periods set forth in the Master Lease applying to such default).

    Alterations.

    14.1 Subtenant shall not make any alterations, additions or improvements (collectively, "Alterations") in or to the Sublease Premises or make changes to locks on doors or add, disturb or in any way change any plumbing or wiring without obtaining the prior written consent of Sublandlord and Master Landlord. Any Alterations must be done in full compliance with the provisions of Section 5.08 of the Master Lease and all other applicable provisions of the Master Lease; provided, however, that in all instances concerning Sublandlord's approval of Subtenant's Alterations, the time period in which Sublandlord shall have to grant or withhold its consent to such Alterations shall equal One Hundred Fifty Percent (150%) (rounded up to the next full day) of the corresponding time period under the Master Lease (i.e., if Master Landlord has ten (10) business days to approve an Alteration, Sublandlord shall have fifteen (15) business days in which to approve the same Alteration). All Alterations shall be made at Subtenant's sole cost and expense and by contractors or mechanics approved by Sublandlord and Master Landlord, shall be made at such times and in such manner as Sublandlord may from time to time designate, and shall become the property of Sublandlord without its obligation to pay for such Alterations. All work with respect to any Alterations shall be performed in a good and workmanlike manner, shall be of a quality equal to or exceeding the then existing construction standards for Building D and shall be constructed in compliance with all plans approved by Sublandlord and Master Landlord. Alterations shall be diligently prosecuted to completion to the end that the Sublease Premises shall be at all times a complete unit except during the period necessarily required for such work. All Alterations shall be made strictly in accordance with all laws, regulations and ordinances relating thereto, including all building codes and regulations and the ADA. Subtenant, at its sole cost and expense, shall obtain any and all permits and consents of applicable governmental authorities (collectively "Permits") in connection with all Alterations. Subtenant shall be liable to Sublandlord and Landlord for the reasonable costs of any improvements to the Project and Building D (whether or not on the Sublease Premises) which may be required as a consequence of Subtenant's Alterations. Before commencing any alterations, additions or improvements costing in excess of Fifty Thousand Dollars ($50,000), Subtenant, at Subtenant's cost, shall obtain and deliver to Sublandlord a performance bond and a labor and materials payment bond for the benefit of Sublandlord, issued by a corporate surety licensed to do business in California and acceptable to Sublandlord, each in the amount of One Hundred Twenty-Five Percent (125%) of the cost of the work in a form satisfactory to Sublandlord. No Work or interior improvements installed in the Sublease Premises may be removed unless the same are promptly replaced with Work or interior improvements of the same or better quality. Sublandlord hereby reserves the right to require any contractor, subcontractor or materialman working in or providing materials to the Sublease Premises to provide lien waivers and liability insurance covering the Alterations to the Sublease Premises. Subtenant shall give Master Landlord and Sublandlord ten (10) days written notice prior to the commencement of any Alterations and shall allow Master Landlord and Sublandlord to enter the Sublease Premises and post appropriate notices to avoid liability to contractors or material suppliers for payment for any Alterations. All Alterations shall remain in and be surrendered with the Sublease Premises as a part thereof at the termination of this Sublease, without disturbance, molestation or injury, provided that each of Master Landlord and/or Sublandlord may require any Alterations to be removed upon termination of this Sublease in their sole and absolute discretion. In such event, all expenses to remove said Alterations and to restore the Sublease Premises to normal building standards shall be paid by Subtenant.

    Indemnification.

    Subtenant shall indemnify, defend and hold Sublandlord and Master Landlord and their respective employees, agents, contractors, subcontractors, consultants, officers, directors, parents, subsidiaries, affiliates, members, managers, constituent partners, invitees and licensees harmless from all claims, damages, losses, liabilities, costs and expenses, including, without limitation, any sums for which Sublandlord may be liable to Master Landlord under any indemnity or hold harmless in the Master Lease ("Master Lease Indemnity") and reasonable attorneys' fees and costs, arising from: (a) Subtenant's use of the Sublease Premises or the conduct of its business or any activity, work, or thing done, permitted or suffered by Subtenant in or about the Sublease Premises, (b) any breach or default in the performance of any obligation to be performed by Subtenant under the terms of this Sublease (or any consents thereto) and (c) any act, neglect, fault or omission of Subtenant or of its directors, officers, agents, employees, licensees or invitees, provided that, except for a Master Lease Indemnity, in no event shall Subtenant be liable for special, consequential or punitive damages. In case any action or proceeding shall be brought against Sublandlord by reason of any such claim, Subtenant upon notice from Sublandlord shall defend the same at Subtenant's expense by counsel approved in writing by Sublandlord. To the fullest extent permitted by law, Subtenant, as a material part of the consideration to Sublandlord, hereby assumes all risk of and waives all claims against Sublandlord with respect to damage to property or injury to persons in, upon or about the Sublease Premises from any cause whatsoever except that which is caused by the failure of Sublandlord to observe any of the terms and conditions of this Sublease where such failure has persisted for an unreasonable period of time after written notice to Sublandlord of such failure, provided that in no event shall Sublandlord be liable for special, consequential or punitive damages.

    Damage to Subtenant's Property.

    Notwithstanding anything to the contrary in this Sublease, Master Landlord and Sublandlord and its directors, officers and agents shall not be liable for (a) any damage to any property entrusted to employees of Building D or its property managers, (b) loss or damage to any property by theft or otherwise, (c) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of Building D or from the pipes, appliances or plumbing work therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever, or (d) any damage or loss to the business or occupation of Subtenant arising from the acts or neglect of other tenants or occupants of, or invitees to, Building D. Subtenant shall give prompt notice to Sublandlord and Master Landlord in case of fire or accident in the Sublease Premises or in Building D or of defects therein or in the fixtures or equipment.

    Subtenant's Insurance
    .

    17.1 Subtenant, at its sole cost and expense, shall maintain or cause to be maintained from and after the Commencement Date and throughout the Term, the commercial general liability and umbrella liability insurance (including premises operation, bodily injury, automobile operation, personal injury, death, products, and completed operations, broad form contractual liability and broad form property damages), a policy or policies of All Risk or Special Form fire and casualty insurance (including sprinkler leakage and water damage coverage) insuring the full replacement cost of all Existing Improvements (defined in Section 17.3 below) in the Sublease Premises on the Commencement Date, all Tenant Improvements, all Alterations and all of Subtenant's moveable furniture, fixtures, equipment, trade fixtures and other personal property in the Subleased Premises (collectively, "Tenant's Insured Property") and worker's compensation and employer's liability insurance, all in the amounts and otherwise satisfying the requirements of Section 6.2 of the Master Lease. Sublandlord and Master Landlord shall be named as additional insureds on Subtenant's liability policies and as loss payees under Subtenant's fire and casualty policies. Prior to the time such insurance is first required to be carried by Subtenant and thereafter at least thirty (30) days prior to the expiration of any such policy, Subtenant shall deliver to Sublandlord certificates evidencing all required insurance.

    17.2 Subtenant hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Sublandlord, Master Landlord and the officers, employees, agents and representatives of Sublandlord or Master Landlord on account of loss or damage occasioned to Subtenant or its property or the properties of others under its control caused by fire or any of the extended coverage risks described hereunder to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder. If necessary for its effectiveness, Subtenant shall give notice to its insurance carrier of the foregoing waiver of subrogation. Sublandlord hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Subtenant and its officers, employees, agents and representatives on account of damage to the Sublandlord or its property or the properties of others under its control caused by fire or any of the extended coverage risks described herein to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder.

    17.3 If this Sublease is terminated by Subtenant, Sublandlord or Master Landlord as a consequence of a casualty in accordance with any of the provisions of Section 7.07 of the Master Lease, then all proceeds of Subtenant's insurance payable in connection with all of the existing improvements in the Sublease Premises on the Commencement Date ("Existing Improvements"), all Tenant Improvements and all Alterations thereafter constructed by or for Subtenant shall be payable as follows: (i) if (a) Master Landlord or Sublandlord elects to terminate the Master Lease (thus automatically terminating this Sublease) or (b) if Sublandlord or Subtenant elects to terminate this Sublease and Master Landlord elects not to repair or restore the Project, then Sublandlord shall be paid all the proceeds of insurance with respect to the Existing Improvements and the Tenant Improvements and Subtenant shall be paid all the proceeds of insurance with respect to its Alterations and (ii) if (x) Sublandlord elects to terminate the Master Lease (thus automatically terminating this Sublease) or if Sublandlord or Subtenant elect to terminate this Sublease but (y) Master Landlord elects to repair or restore the Project, then Master Landlord shall be entitled to receive all of the insurance proceeds payable in connection with the Existing Improvements, the Tenant Improvements and all Alterations

    Services.

    Except to the extent expressly provided in this Sublease, Sublandlord shall not be liable for, and Subtenant shall not be entitled to any abatement of rent by reason of (a) the failure to furnish or delay in furnishing any of the services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Sublandlord or Master Landlord or by the making of any repairs or improvements to the Subleased Premises or to Building D or the Project or (b) the limitation, curtailment, rationing or restrictions on use of water, electricity, gas or any other utility servicing the Sublease Premises or Building D by any utility or governmental agency. Subtenant shall not connect any electrical equipment to Building D's electrical distribution system which may overload the electrical capacity of Building D or the Subleased Premises. At any time that Subtenant's use of electricity exceeds a reasonable amount of electricity, as reasonably determined by Sublandlord or Master Landlord, Sublandlord shall have the right at any time to install, at Subtenant's sole cost and expense, an electric current meter in the Sublease Premises or to conduct an electric current usage survey in order to measure the amount of electric current consumed on the Sublease Premises.

    Time.

    Time is of the essence of this Sublease.

    Right to Perform.

    If Subtenant shall fail to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for three (3) days after notice thereof by Sublandlord, Sublandlord may, but shall not be obligated so to do, and without waiving or releasing Subtenant from any obligations of Subtenant, make any such payment or perform any such other act on Subtenant's part to be made or performed as provided in this Sublease. Subtenant shall reimburse Sublandlord for all costs incurred in connection with such payment or performance immediately upon demand.

    Non-Waiver.

    Neither the acceptance of rent nor any other act or omission of Sublandlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Sublease shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof, or deprive Sublandlord of its right to cancel or forfeit this Sublease, upon the notice required by law, at any time that cause for cancellation or forfeiture may exist, or be construed so as to at any future time prevent Sublandlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Sublease.

    Notices.

    All notices under this Sublease shall be in writing as follows:

If to Sublandlord:	CHARLES SCHWAB & CO, INC. 101 Montgomery St. San Francisco, CA 94104 Attn.: Senior Vice President, Corporate Real Estate
with a copy to:	CHARLES SCHWAB & CO, INC. P.O. Box 881566 San Francisco, CA 94188-1566 Attn.: Corporate Real Estate Lease Administration
If to Master Landlord:	To the Notice Addresses and Addressees set forth in the Basic Lease Provisions of the Master Lease
If to Subtenant:	E-LOAN, INC. 5875 Arnold Road, Suite 100 Dublin, CA 94568 Attention: Stephanie Pierce
with a copy to:	E-LOAN, INC. 5875 Arnold Road, Suite 100 Dublin, CA 94568 Attention: Kendra Niedziejko
and with a copy to:	E-LOAN, INC. 5875 Arnold Road, Suite 100 Dublin, CA 94568 Attention: Edward A. Giedgowd, Esq.

    or such addresses as may hereafter be designated by either party in writing. Any such notices shall be either sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after timely deposit, postage prepaid in the U.S. Mail; sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered when actually delivered; or personally delivered, in which case notice shall be deemed delivered upon receipt.

    Surrender of Sublease Premises.

    The voluntary or other surrender of this Sublease by Subtenant, or a mutual cancellation hereof, shall not work a merger, and shall, at the option of Sublandlord, operate as an assignment to it of any subleases or subtenancies.

    General Provisions.

        Entire Agreement
        .         This Sublease and Exhibits A -G attached hereto contains all of the agreements of the parties, and there are no verbal or other agreements which modify or affect this Sublease. This Sublease and Exhibits A - G attached hereto supersedes any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Sublease Premises.

        Terms and Headings
        . The words "Sublandlord" and" Subtenant" include the plural as well as the singular, and words used in any gender include all genders. The titles to sections of this Sublease are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part hereof.

        Successors and Assigns
        . All of the covenants, agreements, terms and conditions contained in this Sublease shall inure to and be binding upon Sublandlord and Subtenant and their respective successors and assigns.

        Brokers
        . Subtenant represents and warrants to Sublandlord that, except with respect to Grubb & Ellis ("Subtenant's Broker"), Subtenant has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Sublease and Subtenant shall indemnify, defend and hold harmless Sublandlord against any loss, cost, liability or expense incurred by Sublandlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or asserted to have been made by or on behalf of Subtenant. Sublandlord represents and warrants to Subtenant that, except with respect to CM Realty ("Sublandlord's Broker"), Sublandlord has not engaged any broker, finder or other person who would be entitled to any commission or fee in respect of the negotiation, execution or delivery of this Sublease and Sublandlord shall indemnify, defend and hold harmless Subtenant against any loss, cost, liability or expense incurred by Subtenant as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Sublandlord. If and solely if this Sublease transaction is consummated and Subtenant takes possession of the Sublease Premises, (i) Sublandlord shall pay the real estate brokerage commission to Sublandlord's Broker with respect to this Sublease transaction pursuant to a separate written agreement between Sublandlord and Sublandlord's Broker and (ii) Sublandlord shall also pay the real estate brokerage commission to Subtenant's Broker with respect to this Sublease transaction pursuant to a separate written agreement between Sublandlord and Subtenant's Broker.

        Liability of Sublandlord
        . Sublandlord's obligations and liability to Subtenant under this Sublease shall be limited solely to the value of Sublandlord's leasehold interest in the Sublease Premises, and neither Sublandlord, nor any officer, director, employee or shareholder of Sublandlord, or any parent, subsidiary or affiliate of Sublandlord shall have or incur any personal liability whatsoever with respect to this Sublease.

        Severability
        . Any provision of this Sublease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

        Examination of Sublease
        . Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option to sublease, and it is not effective as a sublease or otherwise unless and until (a) the execution by and delivery to both Sublandlord and Subtenant, and (b) the Master Landlord consents hereto as provided in Section 3 above.

        Recording
        . Neither Sublandlord nor Subtenant shall record this Sublease nor any memorandum hereof without the written consent of the other and any attempt by Subtenant to do the same shall constitute an immediate and uncurable default by Subtenant under this Sublease.

        SNDA
        . Subtenant shall have the right to request that Master Landlord attempt to negotiate a subordination, nondisturbance and attornment agreement from Master Landlord's lender ("SNDA") in favor of Subtenant provided that Master Landlord's failure to obtain such SNDA from its lender shall not affect the validity and binding affect of this Sublease or give Subtenant the right to terminate this Sublease.

        Survival of Obligations
        . All provisions of this Sublease which require the payment of money or the delivery of property after the termination of this Sublease or require Subtenant to indemnify, defend or hold Sublandlord harmless or require Sublandlord to indemnify, defend or hold Subtenant harmless shall survive the expiration or earlier termination of this Sublease.

        Appendices and Riders
        . The following exhibits* are attached hereto and by this reference made a part of this Sublease:

EXHIBIT A	Master Lease
EXHIBIT B	Floor Plan of Sublease Premises
EXHIBIT C-1	Confirmation of Commencement Date and Phase I Delivery Date
EXHIBIT C-2	Confirmation of Phase II Delivery Date
EXHIBIT C-3	Confirmation of Phase III Delivery Date
EXHIBIT D-1	Floor Plan of Phase I
EXHIBIT D-2	Floor Plan of Phase II
EXHIBIT D-3	Floor Plan of Phase III
EXHIBIT E	Work Letter for Subtenant Improvements
EXHIBIT F	Floor Plan of Expansion Premises
EXHIBIT G	Form of Irrevocable Letter of Credit

  * Exhibits and schedules have been omitted in accordance with Item 601 of Regulation S-K, and will be provided upon request.

In Witness Whereof, the parties hereto have executed this Sublease as of the date first above written.

Sublandlord:	Charles Schwab & Co., Inc., a California corporation

	By:	/s/
		Name:	Christopher V. Dodds
		Its:	CFO

Subtenant:	E-Loan, Inc., a Delaware corporation

	By:	/s/
		Name:	Matt Roberts
		Its:	CFO

TABLE OF CONTENTS

Page

1. Sublease. *

2. Term; Possession. *

2.1 Commencement Date *

2.2 Phases Defined *

2.3 Sublandlord's Remeasurement of Each Phase *

2.4 Phase Delivery Dates and Phased Rent Commencement Date *

2.5 Term *

2.6 Early Access *

2.7 Guaranteed Expansion Option *

2.8 Right of First Offer *

2.9 Option to Extend Term *

3. Master Landlord's Consent. *

4. Base Rent. *

5. Additional Rent. *

6. Letter of Credit. *

6.1 Delivery of Letter of Credit *

6.2 Application of Letter of Credit *

6.3 Late Delivery of Letter of Credit *

7. Incorporation of Master Lease by Reference; Assumption. *

8. Master Lease. *

9. Acceptance of Sublease Premises; Allowances. *

9.1 Acceptance of Sublease Premises "AS IS." *

9.2 Tenant Improvement Allowance *

9.3 Additional Allowance *

10. Use; Sublandlord's Trade Names; Parking; Signage; Roof Rights; Generator. *

10.1 Use *

10.2 No Use of Trade Names *

10.3 Parking *

10.4 Signage *

10.5 Rooftop Rights *

10.6 Generator *

10.7 BART Shuttle *

11. Compliance With Laws and Regulations; Prohibited Actions. *

12. Sub-Subletting. *

13. Defaults and Remedies. *

14. Alterations. *

15. Indemnification. *

16. Damage to Subtenant's Property. *

17. Subtenant's Insurance *

18. Services. *

19. Time. *

20. Right to Perform. *

21. Non-Waiver. *

22. Notices. *

23. Surrender of Sublease Premises. *

24. General Provisions. *

24.1 Entire Agreement *

24.2 Terms and Headings *

24.3 Successors and Assigns *

24.4 Brokers *

24.5 Liability of Sublandlord *

24.6 Severability *

24.7 Examination of Sublease *

24.8 Recording *

24.9 SNDA *

24.10 Survival of Obligations *

24.11 Appendices and Riders *

* Exhibits and schedules have been omitted in accordance with Item 601 of Regulation S-K, and will be provided upon request.